                                                                     EXHIBIT 2.3
================================================================================


                             TERMINATION AGREEMENT



                                    BETWEEN



                     STERLING SOFTWARE INTERNATIONAL, INC.


                                      AND


                             STERLING COMMERCE B.V.



                                 June 30, 1997


================================================================================

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----

I.   TERMINATION OF DISTRIBUTOR AGREEMENT...........................   2
       1.1.  Termination............................................   2
       1.2.  Effects of Termination.................................   2
       1.3.  Termination Obligations................................   2
       1.4.  Certain Related Matters................................   3

II.  PURCHASE AND SALE OF ASSETS....................................   3
       2.1.  Purchase and Sale of Assets............................   3
               2.1.1.  Tangible Personal Property...................   3
               2.1.2.  Accounts Receivable..........................   3
               2.1.3.  Subdistributor Agreements....................   4
               2.1.4.  Product Contracts............................   4
               2.1.5.  Financing Documents..........................   4
               2.1.6.  Other Contracts..............................   4
               2.1.7.  Prepaid Expenses.............................   5
               2.1.8.  Employee Receivables.........................   5
               2.1.9.  Books and Records............................   5
              2.1.10.  Claims.......................................   5
       2.2.  Excluded Assets........................................   5
               2.2.1.  Ordinary Course of Business Dispositions.....   5
               2.2.2.  Excluded Contract Rights.....................   5
               2.2.3.  Other Excluded Assets........................   6
       2.3.  Nonassignable Contracts and Other Contract Matters.....   6
               2.3.1.  Nonassignability.............................   6
               2.3.2.  Parties to Use Commercially
                         Reasonable Efforts.........................   6
               2.3.3.  If Waivers or Consents Cannot Be
                         Obtained...................................   6
               2.3.4.  Other Contract Matters.......................   7
               2.3.5.  Identification of Tangible Personal
                         Property...................................   9
               2.3.6.  Identification of Miscellaneous
                         Contracts..................................   9
       2.4.  Procedures for Assets Not Transferrable................   9

III. PAYMENTS TO SELLER.............................................  11
       3.1.  Payments to Seller.....................................  11
               3.1.1.  Closing Payment Amount.......................  11
               3.1.2.  Deferred Payment Amount......................  11
               3.1.3.  Net Book Value...............................  12
               3.1.4.  Dispute Resolution...........................  13
       3.2.  Allocation of Payments for Tax Purposes................  13
       3.3.  Transfer Taxes and Similar Charges.....................  13

IV.  ASSUMPTION OF LIABILITIES......................................  14
       4.1.  Assumed Liabilities....................................  14
               4.1.1.  Liabilities Under Contracts..................  14
               4.1.2.  Balance Sheet Liabilities....................  14
               4.1.3.  Other Liabilities............................  14

                                      (i)

       4.2.  Retained Liabilities...................................  15

V.   REPRESENTATIONS AND WARRANTIES.................................  15
       5.1.  Representations and Warranties of Seller...............  15
               5.1.1.  Corporate Matters............................  15
               5.1.2.  Authorization and Effect of Agreement........  15
               5.1.3.  No Restrictions Against Sale of the
                         Purchased Assets...........................  16
               5.1.4.  Contracts....................................  16
               5.1.5.  Accounts Receivable..........................  17
               5.1.6.  Title to Purchased Assets....................  17
               5.1.7.  Closing Date Balance Sheet...................  17
               5.1.8.  Compliance with Law..........................  17
               5.1.9.  Litigation...................................  18
              5.1.10.  Employee Benefit Plans.......................  18
              5.1.11.  Distributor Agreement........................  18
              5.1.12.  Tangible Personal Property...................  18
              5.1.13.  Certain Events...............................  18
              5.1.14.  Dedicated Employee Obligations...............  19
              5.1.15.  Reliance                                       19
       5.2.  Representations and Warranties of Purchaser............  19
               5.2.1.  Corporate Matters............................  19
               5.2.2.  Authorization and Effect of Agreement........  19
               5.2.3.  No Restrictions Against Purchase of
                         the Purchased Assets.......................  19
               5.2.4.  Cash Consideration...........................  20
               5.2.5.  Reliance.....................................  20

VI.  COVENANTS......................................................  20
       6.1.  Investigation by Purchaser.............................  20
       6.2.  Regulatory Approvals...................................  21
       6.3.  Operation of the Business..............................  21
       6.4.  Notices................................................  23
       6.5.  Satisfaction of Conditions.............................  23
       6.6.  Employee Matters.......................................  24
               6.6.1.  Employment...................................  24
               6.6.2.  Past Service Credit..........................  25
               6.6.3.  Vacation.....................................  26
               6.6.4.  Welfare Plans................................  26
               6.6.5.  Health Plans.................................  26
               6.6.6.  Other Benefit Plans..........................  26
               6.6.7.  Employee Plans...............................  27
       6.7.  Non-Solicitation or Hire of Employees and
               Contract Workers.....................................  27
       6.8.  Uncollected Accounts Receivable........................  29
       6.9.  Repurchases under Financing Documents..................  30
       6.10. Press Releases.........................................  31

VII.  THE CLOSING...................................................  31
       7.1.  Conditions Precedent to Obligations of
               Purchaser and Seller.................................  31

                                     (ii)

       7.2.  Additional Conditions Precedent to
               Obligations of Purchaser.............................  32
               7.2.1.  Accuracy of Representations and Warranties...  32
               7.2.2.  Compliance with Covenants....................  32
               7.2.3.  No Litigation; Etc...........................  32
               7.2.4.  Delivery of Documents by or on
                         Behalf of Seller...........................  32
       7.3.  Additional Conditions Precedent to
               Obligations of Seller................................  32
               7.3.1.  Accuracy of Representations and
                         Warranties.................................  32
               7.3.2.  Compliance with Covenants....................  32
               7.3.3.  No Litigation; Etc...........................  33
               7.3.4.  Delivery of Documents by or on
                         Behalf of Purchaser........................  33
       7.4.  The Closing............................................  33
       7.5.  Termination............................................  34

VIII.  TRANSITIONAL MATTERS.........................................  35
       8.1.  General................................................  35
       8.2.  Transition Services....................................  35
       8.3.  Facilities Sharing Arrangement.........................  36
       8.4.  Related Matters........................................  37
       8.5.  Payments, Correspondence and Communications............  39

IX.    SURVIVAL AND INDEMNIFICATION.................................  39
       9.1.  Survival of Representations, Warranties and
               Covenants............................................  39
       9.2.  Indemnification by Purchaser...........................  40
       9.3.  Indemnification by Seller..............................  40
       9.4.  Notice of Claim; Right to Participate in and
               Defend Third Party Claim.............................  41
       9.5.  Exclusive Remedy.......................................  42

X.     MISCELLANEOUS PROVISIONS.....................................  42
      10.1.  Notices................................................  42
      10.2.  Expenses...............................................  43
      10.3.  Successors and Assigns.................................  43
      10.4.  Waiver.................................................  43
      10.5.  Entire Agreement.......................................  44
      10.6.  Amendments, Supplements, Etc...........................  44
      10.7.  Rights of the Parties..................................  44
      10.8.  Further Assurances.....................................  44
      10.9.  Applicable Law; Venue..................................  44
      10.10. Titles and Headings....................................  45
      10.11. Deemed Time of Closing.................................  45
      10.12. Certain Interpretive Matters and Definitions...........  45
      10.13. Execution in Counterparts..............................  46

                                     (iii)

SCHEDULES
---------

Schedule 2.1.1     Tangible Personal Property
Schedule 2.1.6(a)  Other Contracts -- Facility Contracts
Schedule 2.1.6(b)  Other Contracts -- Miscellaneous Contracts
Schedule 2.2.3     Other Excluded Assets
Schedule 5.1.1     Assigning Subsidiaries
Schedule 5.1.3     Restrictions Against Sale of the Assets
Schedule 5.1.4     Subdistributor Agreements and Financing Documents; Other
                     Contract Matters
Schedule 5.1.6     Certain Permitted Liens
Schedule 5.1.9     Certain Litigation
Schedule 5.1.10    Employee Benefit Arrangements
Schedule 5.1.11    Compliance with Distributor Agreement
Schedule 5.1.13    Certain Events
Schedule 5.2.3     Restrictions Against Purchase of the Assets
Schedule 6.3       Conduct other than in Ordinary Course
Schedule 6.6.1     Dedicated Employees
Schedule 7.1       Approvals, Consents, Clearances, Waivers and Actions as
                     Conditions to Closing
Schedule 8.2       Transition Services
Schedule 8.3(a)    Shared Facilities
Schedule 8.3(b)    Shared Facilities Terminating Prior to December 31, 1997

                             TERMINATION AGREEMENT
                             ---------------------


          This Termination Agreement, dated as of June 30, 1997 (this "Agreement"), is made and entered into by and between Sterling Software International, Inc., a Delaware corporation ("Seller"), and Sterling Commerce B.V., a private limited liability company organized and existing under the laws of The Netherlands ("Purchaser").

                                    RECITALS
                                    --------

          A. Seller and Purchaser (as the assignee of all right, title and interest of Sterling Commerce International, Inc., a Delaware corporation ("SC International"), therein, thereto and thereunder) are parties to an International Distributor Agreement made and entered into by and between Seller and SC International as of March 4, 1996 and amended by Seller and Purchaser as of January 31, 1997 (as amended, the "Distributor Agreement");

          B. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Distributor Agreement;

          C. Seller and Purchaser desire to terminate the Distributor Agreement on the terms and subject to the conditions set forth herein;

          D. Contemporaneously with the termination of the Distributor Agreement pursuant to this Agreement, Seller desires to sell to Purchaser or the Purchasing Subsidiaries (as hereinafter defined), or, as applicable, cause the Assigning Subsidiaries (as hereinafter defined) to sell to Purchaser or the Purchasing Subsidiaries, and Purchaser desires to purchase or, as applicable, cause the Purchasing Subsidiaries to purchase, certain rights, properties and assets used by Seller or the Assigning Subsidiaries in connection with the marketing, licensing, installation, maintenance and support of the Products (which, for purposes of this Agreement, shall include both Products (as such term is defined in the Distributor Agreement) and all other automated file transfer and communication or message handling or mailboxing software and EDI translation software and related user manuals and documentation (including all updates and revisions thereof) heretofore marketed, licensed, installed, maintained and/or supported by Seller or any of its affiliates on behalf of Purchaser, its affiliates or their respective predecessors) in the Territory (the "Business"); and

          E. Contemporaneously with the termination of the Distributor Agreement pursuant to this Agreement, Seller wishes to delegate to Purchaser or, as applicable, the Purchasing Subsidiaries or, as applicable, cause the Assigning Subsidiaries to delegate to Purchaser or, as applicable, the Purchasing Subsidiaries, and Purchaser desires to assume or, as applicable, cause the Purchasing Subsidiaries to assume, the Assumed Liabilities (as hereinafter defined).

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                    I.  TERMINATION OF DISTRIBUTOR AGREEMENT
                        ------------------------------------

          1.1.  Termination.  Effective as of the Closing (as hereinafter
                -----------
defined), the Distributor Agreement shall terminate as between Seller and Purchaser, with such termination having the effects set forth in Section 1.2.

          1.2.  Effects of Termination.  (a) As between Seller and its
                ----------------------
affiliates on the one hand and Purchaser and its affiliates on the other hand, from and after the termination of the Distributor Agreement pursuant to Section 1.1, neither Seller nor Purchaser, nor any of their respective affiliates, will have any rights or obligations under or with respect to the Distributor Agreement (or any agreements pursuant to which any SSW Subdistributor shall have been appointed a Subdistributor or shall have agreed to be bound by any provision of the Distributor Agreement) other than their respective rights and obligations, if any, under the following provisions thereof: (i) Section 6 (insofar as such provisions relate to royalties payable by Seller to Purchaser in respect of revenues that shall have been accrued prior to the Closing); (ii)
Section 10 (other than the provisions of Section 10(e)); (iii) Section 11(a) (other than the last sentence thereof); (iv) Section 14; (v) Section 15; (vi) Sections 16(a) and 16(c); and (vii) Section 24.

             (b) The rights and obligations of Third-Party Subdistributors under the Subdistributor Agreements (as hereinafter defined), including any provisions of the Distributor Agreement incorporated by reference in any such Subdistributor Agreement or otherwise applicable to any such Third-Party Subdistributor, will not be affected by the terms of this Agreement (including
Section 1.1) and will remain in full force and effect.

             (c) The rights and obligations of customers under the Product Contracts (as hereinafter defined) will not be affected by the terms of this Agreement (including Section 1.1) and will remain in full force and effect.

          1.3.  Termination Obligations.  At or as promptly as reasonably
                -----------------------
practicable after the Closing, Seller will (and, as applicable, will cause each SSW Subdistributor to):

             (a) Pay to Purchaser all outstanding amounts that were due and payable to Purchaser under the Distributor Agreement prior to the Closing;

             (b) Purge from its computer systems, storage media and other files and, at Purchaser's option, destroy or deliver to Purchaser or its designee all Products within Seller's or such SSW Subdistributor's possession or control, including any Demonstration Products and all copies of source codes for the Products;

             (c) At Purchaser's option, destroy or deliver to Purchaser or its designee all items within Seller's or such SSW Subdistributor's possession or control that contain any Information or bear a Mark;

             (d) Deliver details of its customer records and billing procedures (to the extent the same relate to the Business); and

             (e) Deliver to Purchaser an officer's certificate which certifies that Seller and each Assigning Subsidiary has complied with its obligations under this Section 1.3.

          1.4.  Certain Related Matters.  Effective as of the Closing, the
                -----------------------
arrangement between Seller and Comfirst S.A., a company organized under the laws of France ("Comfirst"), with respect to services performed by Seller or any Assigning Subsidiary for the benefit of Comfirst shall, without further action, be terminated.


                        II.  PURCHASE AND SALE OF ASSETS
                             ---------------------------

          2.1.  Purchase and Sale of Assets.  On the terms and subject to the
                ---------------------------
conditions set forth herein, at the Closing, Seller will or, as applicable, will cause the Assigning Subsidiaries to sell, transfer, grant, convey, assign and deliver ("Transfer") to Purchaser or, as applicable, the Purchasing Subsidiaries, and Purchaser will or, as applicable, cause the Purchasing Subsidiaries to, purchase and accept from Seller, or, as applicable, the Assigning Subsidiaries, all of the right, title and interest of Seller and the Assigning Subsidiaries in, to and under the rights, properties and assets described in this Section 2.1 (collectively, the "Purchased Assets"):

             2.1.1.  Tangible Personal Property.  Subject to Section 2.3.5, the
                     --------------------------
tangible personal property listed or described on Schedule 2.1.1 (the "Tangible
                                                  --------------
Personal Property");

             2.1.2.  Accounts Receivable.  Subject to the penultimate sentence
                     -------------------
of Section 3.1.3, all accounts receivable of Seller or any Assigning Subsidiary existing as of the Closing, but only to the extent that such accounts receivable shall have arisen out of the conduct of the Business and not out of the conduct of any other business conducted by Seller or any of its affiliates (collectively, the "Accounts Receivable");

          2.1.3.  Subdistributor Agreements.  All agreements pursuant to which
                  -------------------------
any Third-Party Subdistributor (which, for purposes of this Agreement, shall include Third-Party

Subdistributors (as such term is defined in the Distributor Agreement) and all other persons or entities, other than Seller or any of its affiliates, heretofore appointed or authorized by Seller or any of its affiliates to market, license, install, maintain and/or support any of the Products) shall have been appointed or authorized by Seller or any of its affiliates to market, license, install, maintain and/or support any of the Products or shall have agreed to be bound by any provision of the Distributor Agreement or any similar agreement entered into between Seller and any predecessor of Purchaser prior to the date of the Distributor Agreement (including any related agreements between Seller or any Assigning Subsidiary and any such Third-Party Subdistributor) in effect as of the Closing (collectively, the "Subdistributor Agreements"), but only to the extent such Subdistributor Agreements relate to the marketing, licensing, installation, maintenance and/or support of the Products;

          2.1.4.  Product Contracts.  All Product Use Contracts and all other
                  -----------------
software license and/or maintenance agreements (including any related agreements between Seller or any Assigning Subsidiary and any customer under any such Product Use Contract or other software license and/or maintenance agreement) in effect as of the Closing (collectively, the "Product Contracts"), but only to the extent such Product Contracts relate to the licensing, installation, maintenance and/or support of the Products;

          2.1.5.  Financing Documents.  All contracts and agreements in effect
                  -------------------
as of the Closing (collectively, the "Financing Documents") relating to the purchase of accounts receivable of Seller or the Assigning Subsidiaries arising under Product Contracts by certain financing providers (collectively, the "Financing Providers"), but only to the extent such Financing Documents relate to the purchase of accounts receivable arising out of the marketing, licensing, installation, maintenance and/or support of the Products;

          2.1.6.  Other Contracts.  The agreements listed or described on
                  ---------------
Schedule 2.1.6(a) and in effect as of the Closing ("Facility Contracts") and,
-----------------
subject to Section 2.3.6, the contracts, leases, licenses and other agreements
           -------------
listed or described on Schedule 2.1.6(b) and in effect as of the Closing
                       -----------------
(collectively, the "Miscellaneous Contracts" and, together with the Facility Contracts, the "Other Contracts") (the Subdistributor Agreements, the Product Contracts, the Financing Documents and the Other Contracts, collectively, being the "Contracts");

          2.1.7.  Prepaid Expenses.  All rights, properties and assets arising
                  ----------------
out of any prepaid expenses, but only to the extent that such prepaid expenses relate to the conduct of the Business and not to the conduct of any other business conducted by Seller or any of its affiliates and are reflected on the Closing Date Balance Sheet (as hereinafter defined);

          2.1.8.  Employee Receivables.  All amounts due to Seller or any
                  --------------------
Assigning Subsidiary from any Dedicated Employee (as hereinafter defined) who accepts employment or retention by Purchaser prior to the delivery to Purchaser of the computation of the Net Book Value pursuant to Section 3.1.3 that are reflected on the Closing Date Balance Sheet; and

          2.1.9.  Books and Records.  All financial, accounting and operating
                  -----------------
data, including customer lists and files and related billing records, sales, marketing and promotional data, advertising and marketing materials, credit information, cost and pricing information, vendor and distributor lists and files, payroll and personnel records, and other documents, books and records of Seller or any Assigning Subsidiary relating primarily to the Purchased Assets, the Assumed Liabilities or the Business (subject to the redaction therefrom of any information to the extent relating to rights, properties, assets, liabilities or businesses of Seller or any of its affiliates other than the Purchased Assets, the Assumed Liabilities or the Business and the retention by Seller and the Assigning Subsidiaries of copies of any of the foregoing that do not relate exclusively to the Purchased Assets, the Assumed Liabilities or the Business (subject to the redaction therefrom of any information to the extent relating to the Purchased Assets, the Assumed Liabilities or the Business)) and all other items within the possession or control of Seller or any Assigning Subsidiary that contain any Information or bear a Mark, together with the originals of all Contracts (other than Multi-Product Contracts (as hereinafter defined), as to which only copies shall be included), and copies of such other items that are similar to, but not otherwise included in, the foregoing that relate to the Purchased Assets, the Assumed Liabilities or the Business as may reasonably be requested by Purchaser (subject in each case to redaction as aforesaid).

          2.1.10.  Claims.  All rights with respect to claims, demands, causes
                   ------
of action, judgments and pending litigation against third parties (i.e., parties
                                                                   ----
other than the parties hereto and their respective affiliates), but only to the extent such claims relate to the marketing, licensing, installation, maintenance and/or support of the Products or have arisen out of the conduct of the Business.

     2.2.  Excluded Assets.  Notwithstanding anything to the contrary
           ---------------
contained herein, the following rights, properties and assets (collectively, the "Excluded Assets") will not be included in the Purchased Assets:

          2.2.1.  Ordinary Course of Business Dispositions.  Any Tangible
                  ----------------------------------------
Personal Property that is sold, consumed or otherwise disposed of by Seller or any Assigning Subsidiary prior to the Closing in the conduct of the Business in the Ordinary Course (as hereinafter defined);

          2.2.2.  Excluded Contract Rights.  All right, title and interest of
                  ------------------------
Seller and the Assigning Subsidiaries in, to or under the Subdistributor Agreements, Product Contracts and Financing Documents, to the extent such Subdistributor Agreements and Product Contracts relate to, and such Financing Documents relate to the purchase of accounts receivable arising out of, the marketing, licensing, installation, maintenance and/or support of software or products other than the Products; and

          2.2.3.  Other Excluded Assets.  All rights, properties and assets of
                  ---------------------
Seller or any of its affiliates of every kind, character and description, wherever located and whether real or personal or fixed or contingent, not specifically included in the definition of "Purchased Assets," together with all rights, properties and assets listed or described on Schedule 2.2.3.
                                                     --------------

       2.3.  Nonassignable Contracts and Other Contract Matters.
             --------------------------------------------------

          2.3.1.  Nonassignability.  To the extent that any Contract to be
                  ----------------
assigned (in whole or in part) pursuant to the terms of Section 2.1.3, 2.1.4,
2.1.5 or 2.1.6 is not capable of being so assigned without the consent, approval or waiver of a third person or entity, including any domestic or foreign court, government, governmental agency, authority, entity or instrumentality ("Governmental Authority"), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law (as hereinafter defined) (any such Contract being a "Nonassignable Contract"), nothing in this Agreement will constitute or require an assignment thereof (in whole or in part) prior to the time at which all consents, approvals and waivers necessary for such assignment shall have been obtained. For purposes of this Section 2.3, Multi-Product Contracts will be deemed to constitute Nonassignable Contracts unless such Multi-Product Contracts permit a partial assignment thereof as contemplated by this Agreement.

          2.3.2.  Parties to Use Commercially Reasonable Efforts.
                  ----------------------------------------------
Notwithstanding anything to the contrary contained herein, neither Seller nor any Assigning Subsidiary will be obligated to assign to Purchaser or any Purchasing Subsidiary any rights in, to or under any Nonassignable Contract without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that Seller (and any Assigning Subsidiary, if applicable) and Purchaser (and any Purchasing Subsidiary, if applicable) will jointly use commercially reasonable efforts to obtain all such consents, approvals and waivers prior to the Closing and, if the Closing occurs first, will jointly use commercially reasonable efforts after the Closing Date to obtain all such consents, approvals and waivers; provided, however, that neither Seller (nor any Assigning Subsidiary, if applicable) nor Purchaser (nor any Purchasing Subsidiary, if applicable) will be required to pay any consideration in connection therewith.

             2.3.3. If Waivers or Consents Cannot Be Obtained. To the extent and
                    -----------------------------------------
for so long as all consents, approvals and waivers required for the assignment (in whole or in part) of any Nonassignable Contract shall not have been obtained after the

Closing, Seller will, and will cause the Assigning Subsidiaries to, use commercially reasonable efforts to (i) provide to Purchaser and, as applicable, the Purchasing Subsidiaries, the benefits of such Nonassignable Contract (or the applicable portion thereof) and (ii) enforce, at the request of Purchaser, for the account of Purchaser and, as applicable, the Purchasing Subsidiaries, any rights of Seller and, as applicable, any Assigning Subsidiary, arising from any such Nonassignable Contract (or the applicable portion thereof). Purchaser and, as applicable, the Purchasing Subsidiaries will use commercially reasonable efforts to perform any portion of a Nonassignable Contract the benefits of which are being provided to Purchaser and, as applicable, the Purchasing Subsidiaries in accordance with clause (i) of the preceding sentence to the same extent required of Seller and, as applicable, the Assigning Subsidiaries, under the terms of such Contract (i.e., in the same manner and time, and with the same quality, so required of Seller and, as applicable, the Assigning Subsidiaries). Notwithstanding anything to the contrary contained herein, after the Closing, Seller shall not, and Seller shall cause the Assigning Subsidiaries not to, terminate, modify, amend, renew or waive any right under any Non-Assignable Contract without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, that the provisions of this sentence shall not apply to any modification or amendment to or waiver under any Multi-Product Contract that does not affect any of the terms and conditions thereof relating to the Products or any services relating to the Products or any related receivables subject to any Financing Documents, or otherwise affect any right or obligation of Purchaser or any Purchasing Subsidiary intended to be assigned to or assumed by Purchaser or any Purchasing Subsidiary pursuant to this Agreement.

         2.3.4.  Other Contract Matters.  (a)  Without limiting the generality
                 ----------------------
or effect of the preceding provisions of this Section 2.3, Seller and Purchaser will jointly use commercially reasonable efforts to effect the bifurcation of any Subdistributor Agreement, Product Contract or Financing Document that relates in part to the marketing, licensing, installation, maintenance and/or support of the Products (or, in the case of any Financing Document, to the purchase of accounts receivable arising out of the foregoing activities) and in part to the marketing, licensing, installation, maintenance and/or support of software or products other than the Products (or, in the case of any Financing Document, to the purchase of accounts receivable arising out of the foregoing activities) (collectively, the "Multi-Product Contracts"). Except as may be otherwise agreed upon by the parties hereto on a case-by-case basis, to the fullest extent reasonably practicable, in effecting such bifurcation (i) Purchaser will or will cause a Purchasing Subsidiary to enter into a new agreement with the applicable Subdistributor, customer or Financing Provider relating to the marketing, licensing, installation, maintenance and/or support of the Products (or, in the case of any Financing Provider, relating to the accounts receivable arising out of the foregoing activities) and (ii) Seller will or, as applicable, cause the

Assigning Subsidiaries to enter into a new agreement or amend the existing Subdistributor Agreement, Product Contract or Financing Document to exclude the Products from the software and/or products marketed, licensed, installed, maintained and/or supported thereunder (or, in the case of any Financing Document, to exclude the accounts receivable arising out of the marketing, licensing, installation, maintenance and/or support of the Products therefrom).

          (b) Promptly after the Closing, each of Seller and Purchaser will instruct all Subdistributors and all customers under the Subdistributor Agreements and Product Contracts (both in connection with the bifurcation of Multi-Product Contracts and otherwise) to pay all amounts due and payable under such Subdistributor Agreements and Product Contracts (and under any successor agreements or contracts resulting from the bifurcation thereof) to Seller (or, if applicable, to an Assigning Subsidiary), on the one hand, and/or to Purchaser (or, if applicable, to a Purchasing Subsidiary), on the other hand, in accordance with the respective right, title and interest therein to be Transferred to Purchaser (or, if applicable, to a Purchasing Subsidiary) pursuant to Section 2.1 and/or retained by Seller and the Assigning Subsidiaries pursuant to Section 2.2 (which, with respect to amounts due and payable under Product Contracts, shall be determined in the manner contemplated under the Distributor Agreement and otherwise consistent with the manner in which revenues under the affected or related Product Contracts were allocated as between Products, on the one hand, and other software or products, on the other hand, upon the inception or the most recent renewal or amendment as the case may be, of such Product Contracts).

          (c) In connection with seeking to procure consents, approvals and waivers pursuant to Section 2.3.2 and seeking to effect the bifurcation of Subdistributor Agreements, Product Contracts and Financing Documents pursuant to
Section 2.3.4(a), neither Seller nor Purchaser will, and neither Seller nor Purchaser will permit their respective affiliates to, seek to alter the basic business or economic arrangements that are in effect under the applicable Contracts as of the date hereof or otherwise take any action with respect to the applicable Contracts that would reasonably be expected to impede the procurement of such consents, approvals and waivers or the effectuation of such bifurcation. The provisions of the immediately preceding sentence will not limit the right of any party to take such actions in respect of any Contract following the procurement of all consents, approvals and waivers applicable thereto pursuant to Section 2.3.2 and the bifurcation thereof, if applicable, pursuant to Section 2.3.4(a).

          (d) Notwithstanding anything to the contrary contained herein, the International Distributor Agreement (the "Brazil Distributor Agreement"), dated as of October 1, 1995, between Condessa Gestao E Investimentos Ltda., a Portuguese limited liability quota company and a Subsidiary of Sterling Software, Inc. ("SSW Portugal"), and Sterling Software do Brasil Ltda.

("SSW Brazil"), as amended by an Amendment, dated as of October 1, 1995, between SSW Portugal and SSW Brazil, shall be deemed to constitute a Subdistributor Agreement and SSW Brazil shall be deemed to constitute an SSW Subdistributor thereunder. Effective as of the Closing, the terms of the Brazil Distributor Agreement shall terminate, as between Seller and its affiliates on the one hand and Purchaser and its affiliates on the other hand, in accordance with Section 1.2(a).

             2.3.5.  Identification of Tangible Personal Property.  As soon as
                     --------------------------------------------
practicable, and in no event more than 25 calendar days after the Closing Date, Seller will in good faith identify to Purchaser all tangible personal property that is owned, held or used by Seller or the Assigning Subsidiaries primarily in connection with the conduct of the Business. Seller and Purchaser will in good faith thereafter jointly prepare, on or prior to the 29th day after the Closing Date, a mutually agreeable list or description of the items of such tangible personal property that are to be included in the Purchased Assets, which list or description will thereafter constitute Schedule 2.1.1.
                                       --------------

             2.3.6.  Identification of Miscellaneous Contracts.  As soon as
                     -----------------------------------------
practicable, and in no event more than 25 calendar days after the Closing Date, Seller will in good faith identify to Purchaser all contracts, leases, licenses and other agreements (other than Subdistributor Agreements, Product Contracts, Financing Documents and Facility Contracts) to which Seller or any Assigning Subsidiary is a party that are in effect as of the Closing and that were entered into by Seller or an Assigning Subsidiary primarily in connection with the conduct of the Business, together with a list or description of such of the foregoing that Seller proposes to include in the Purchased Assets, which list or description, subject to Purchaser's prior review and approval (which approval shall not be withheld in respect of any such contract, lease, license or agreement unless it (i) is not used by Seller or an Assigning Subsidiary primarily in connection with the conduct of the Business or (ii) contains terms or conditions that were, on the date it or any amendment to it became effective, commercially unreasonable and adverse to Seller or the Assigning Subsidiary party thereto), will thereafter constitute Schedule 2.1.6(b).
                                           -----------------

          2.4.  Procedures for Assets Not Transferrable.  (a)  If the condition
                ---------------------------------------
set forth in Section 7.1(b) shall not have been satisfied because Seller or Purchaser shall not have procured or completed, as the case may be, all approvals, consents, clearances, waivers and actions listed on Schedule 7.1, but
                                                               ------------
all of the other conditions to the obligations of Seller and Purchaser under this Agreement to consummate the transactions contemplated hereby shall have been satisfied or waived, Seller and Purchaser shall proceed with the Closing in respect of all jurisdictions in which such approvals, consents, clearances, waivers and actions shall have been procured or completed, as the case may be (or are not applicable), and the provisions of this Section 2.4 shall apply in respect of all other jurisdictions

(collectively, the "Deferred Conveyance Jurisdictions"). Without limiting the generality or effect of the foregoing, (i) Purchaser shall deliver to Seller, at the Closing, the full amount of the Closing Payment Amount due to Seller under
Section 3.1 and (ii) Purchaser shall deliver to Seller, when due, the full amount of the Deferred Payment Amount due to Seller under Section 3.1, including the portion thereof attributable to any Purchased Assets that are subject to a Deferred Conveyance (as hereinafter defined).

          (b) The transfer contemplated by Section 2.1 of the Purchased Assets situated in, or primarily relating to the portion of the Business conducted in (each such portion of the Business being a "Deferred Business Component"), any Deferred Conveyance Jurisdiction will not be consummated on the Closing Date, but will instead be deferred (each such deferred transfer being a "Deferred Conveyance") until the second business day following the procurement or completion, as the case may be, of all approvals, consents, clearances, waivers and actions listed on Schedule 7.1 that are applicable thereto. Purchaser will,
                      ------------
and will cause the Purchasing Subsidiaries to, use commercially reasonable efforts (and Seller and the Assigning Subsidiaries will cooperate and assist in such efforts) to cause all approvals, consents, clearances, waivers and actions listed on Schedule 7.1 that are applicable to the consummation of any Deferred
          ------------
Conveyance to be procured and completed, as the case may be, as promptly as practicable following the Closing. The existence of one or more Deferred Conveyances shall not affect any of the actions of the parties to be taken at the Closing or their respective obligations under this Agreement, except as otherwise specifically provided in this Section 2.4.

          (c) To the maximum extent permissible under applicable Law, the economic interest in any Deferred Business Component shall be deemed to have transferred from Seller or the applicable Assigning Subsidiary to Purchaser or the applicable Purchasing Subsidiary, effective as of the Closing Date. During the period between the Closing Date and consummation of the Deferred Conveyance of the Purchased Assets related to any Deferred Business Component pursuant to
Section 2.4(b) (the "Interim Period"), Seller shall, or shall cause the applicable Assigning Subsidiary to, hold the Purchased Assets subject to such Deferred Conveyance and manage and operate such Deferred Business Component in the manner herein provided (such actions being "Deferred Operations Services"), with all gains, income, expenses, profits and losses generated thereby during such Interim Period being for the account of Purchaser or the applicable Purchasing Subsidiary. Promptly following the conclusion of each Interim Period, Seller and Purchaser shall jointly prepare and agree upon an accounting with respect to the gains, income, expenses, profits and losses generated by the applicable Deferred Business Component and shall effect a cash settlement of all amounts due and payable in respect thereof (it being understood that Purchaser shall receive appropriate credit for the Transition Services Fee, the Space Sharing Fee and the employee-related expenses borne by Purchaser or any Purchasing

Subsidiary pursuant to Sections 6.6.1(e) and 8.2(c) insofar as the foregoing relate to the applicable Deferred Business Component). To the maximum extent permissible under applicable Law, Purchaser shall direct the operation of each Deferred Business Component during the applicable Interim Period. In all other respects Seller shall, and shall cause each applicable Assigning Subsidiary to, continue to operate each Deferred Business Component in the geographic areas in which it was operated prior to the Closing in the ordinary course of business, consistent with past practice, and otherwise at the direction of Purchaser. Purchaser and the Purchasing Subsidiaries shall cooperate fully with Seller and the Assigning Subsidiaries in connection with their performance of the Deferred Operations Services, and shall provide to Seller and the Assigning Subsidiaries, without charge, such technical or other assistance and resources as Seller may reasonably request in connection therewith.

          (d) Except to the extent otherwise provided under applicable Law, the occurrence of the Closing shall not affect the employment status of any Dedicated Employee in any Deferred Conveyance Jurisdiction until such time as the related Deferred Conveyance shall have been consummated.

                           III.  PAYMENTS TO SELLER
                                 ------------------

       3.1.  Payments to Seller.
             ------------------

          3.1.1.  Closing Payment Amount.  In consideration of the termination
                  ----------------------
of the Distributor Agreement in accordance with Section 1 hereof, at the Closing, Purchaser, for itself and as agent for the Purchasing Subsidiaries, will deliver to Seller, for itself and as agent for the Assigning Subsidiaries, by wire transfer of immediately available funds to such account as shall have been designated by Seller to Purchaser for such purpose prior to the Closing, an amount equal to $5,226,000 (the "Closing Payment Amount").

          3.1.2.  Deferred Payment Amount.  Within 10 business days after the
                  -----------------------
delivery by Seller to Purchaser of Seller's computation of the Net Book Value (as hereinafter defined), Purchaser will deliver to Seller, by wire transfer of immediately available funds to such account as shall have been designated by Seller to Purchaser for such purpose contemporaneously with the delivery of Seller's computation of the Net Book Value, an amount equal to the Net Book Value (other than any portion thereof that is then being disputed by Purchaser in good faith and in accordance with the provisions of Section 3.1.4), together with Accrued Interest on the Net Book Value (or, if applicable, the undisputed portion thereof). For purposes of this Agreement, the term "Accrued Interest," when used with respect to any amount payable to Seller pursuant to this Section
3.1.2 and any amount payable to Seller pursuant to Section 3.1.4 (collectively, the "Deferred Payment Amount") means interest at a rate of five percent (5%) per annum, computed with respect to the period from and including the Closing Date to but excluding the date on which such amount is so paid. In designating the account to which the payment to Seller required under this Section 3.1.2 and any payment to Seller required under Section 3.1.4 are to be delivered, Seller shall be acting as agent for each of the Assigning Subsidiaries and shall have exclusive responsibility for the delivery to each Assigning Subsidiary of such portions of such payments to which such Assigning Subsidiary may be entitled.

          3.1.3.  Net Book Value.  As soon as practicable, and in no event more
                  --------------
than 31 calendar days after the Closing Date, Seller will deliver to Purchaser a computation of the Net Book Value, together with copies of Seller's work papers and other reasonable supporting documentation (but only to the extent the foregoing relate to Purchased Assets and/or Assumed Liabilities taken into account in determining Net Book Value). For purposes of this Agreement, (a) the term "Net Book Value" means the difference that results from subtracting (i) the Balance Sheet Assumed Liabilities Amount from (ii) the Balance Sheet Purchased Assets Amount, (b) the term "Balance Sheet Assumed Liabilities Amount" means the sum of all amounts reflected on the Closing Date Balance Sheet in respect of the Assumed Liabilities described in Section 4.1.2, (c) the term "Balance Sheet Purchased Assets Amount" means the sum of all amounts reflected on the Closing Date Balance Sheet in respect of Purchased Assets (net of any related accumulated depreciation or amortization), and (d) the term "Closing Date Balance Sheet" means the balance sheets of Sterling Software Inc.'s International Group and Asia Pacific Group as of the Closing Date, prepared from the books and records of such International Group and Asia Pacific Group, using the same accounting principles, policies, practices and procedures as are used in preparing the balance sheets of such International Group and Asia Pacific Group, consistently applied, which accounting principles, policies, practices and procedures are hereby represented and warranted by Seller to be in accordance with generally accepted accounting principles in the United States ("GAAP"). All accounts receivable of Seller or any Assigning Subsidiary existing as of the Closing shall be allocated, for purposes of determining whether they shall have arisen out of the conduct of the Business, on the one hand, or out of the conduct of any other business conducted by Seller or any of its affiliates, on the other hand, in the manner contemplated by the Distributor Agreement and otherwise consistently with the manner in which the related revenues shall have been allocated upon the inception or the most recent renewal or amendment, as the case may be, of the applicable Product Contract. Following Seller's delivery of the computation of the Net Book Value pursuant to this
Section 3.1.3, Seller shall as promptly as practicable provide Purchaser with such information as it reasonably requests, and make available representatives of Seller knowledgeable with respect to the preparation of the Closing Date Balance Sheet, in order for Purchaser to satisfy itself as to the accuracy of the determination of the Net Book Value; provided, however, that Seller and its representatives shall be required to provide only such information as relates to Purchased Assets and/or Assumed Liabilities taken into account in determining Net Book Value.

          3.1.4.  Dispute Resolution.  If, within 15 business days after the
                  ------------------
date of Seller's delivery of the computation of the Net Book Value pursuant to
Section 3.1.3, Purchaser determines in good faith that such computation was not properly made in accordance with Section 3.1.3, Purchaser will give notice to Seller within such 15 business day period specifying in reasonable detail Purchaser's basis for its disagreement with Seller's computation. The failure by Purchaser so to express its disagreement within such 15 business day period will constitute Purchaser's acceptance of Seller's computation of the Net Book Value. If Purchaser and Seller are unable to resolve any disagreement between them within 30 calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to Ernst & Young LLP ("EY") as promptly as practicable. If for any reason EY declines to accept such assignment, Purchaser and Seller shall select another mutually acceptable, nationally recognized accounting firm to resolve such disagreement. As used in this Agreement, EY or such other accounting firm, is referred to as the "Accountants." The Accountants will make a determination as to each of the items in dispute, which determination will be (a) in writing, (b) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (c) made in accordance with this Agreement, and (d) if so made, conclusive and binding upon each of the parties hereto. The fees, costs and expenses of the Accountants will be borne equally by Purchaser and Seller. Within three business days after the earlier of (i) the date on which Purchaser and Seller themselves resolve all items in dispute or (ii) the date on which the Accountants furnish to the parties hereto such firm's written determination of the items in dispute, Purchaser will pay to Seller an amount equal to any previously unpaid portion of the Net Book Value, as adjusted to take into account the resolution of any disputed items in accordance with this Section 3.1.4, together with Accrued Interest thereon, in the manner specified in the first sentence of Section 3.1.2.

          3.2.  Allocation of Payments for Tax Purposes.  The Closing Payment
                ---------------------------------------
Amount and Deferred Payment Amount will be allocated by Purchaser and Seller for purposes of preparing their respective Tax Returns (as hereinafter defined), including the Tax Returns of any consolidated group of which either of them is a member, in a manner that values the Purchased Assets reflected on the Closing Date Balance Sheet consistently with the valuation thereof used in the final computation of Net Book Value and that is otherwise reasonably satisfactory to both Purchaser and Seller; provided, however, that nothing in this Section 3.2 shall be deemed to obligate either Purchaser or Seller to agree on such allocation (except with respect to the valuation of the Purchased Assets reflected on the Closing Date Balance Sheet as aforesaid).

          3.3.  Transfer Taxes and Similar Charges.  All registration,
                ----------------------------------
recordation, transfer, documentary, excise, sales, withholding, value added, use, stamp, conveyance or other similar taxes, duties or governmental charges, and all notarial, recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby, including the Transfer of the Purchased Assets and the assumption of the Assumed Liabilities, will be borne by Purchaser. Seller and the Assigning Subsidiaries will reasonably cooperate with Purchaser and the Purchasing Subsidiaries to minimize such taxes, duties, charges, fees and other costs; provided that neither Seller nor any Assigning Subsidiary shall be required to incur any obligation or liability to any Governmental Authority in connection therewith.


                         IV.  ASSUMPTION OF LIABILITIES
                              -------------------------

       4.1.  Assumed Liabilities.  At the Closing, Purchaser and, as
             -------------------
applicable, the Purchasing Subsidiaries will assume and thereafter pay, perform or otherwise discharge, as and when the same shall become due and payable, the following obligations and liabilities of Seller and its affiliates (collectively, the "Assumed Liabilities"):

          4.1.1.  Liabilities Under Contracts.  Subject to Section 2.3, all
                  ---------------------------
liabilities and obligations of Seller and the Assigning Subsidiaries under the terms of the Contracts, excluding any liability or obligation arising solely out of the Transfer of any Contract pursuant to this Agreement, but, in the case of Multi-Product Contracts, only to the extent such Multi-Product Contracts relate to, or relate to the purchase of accounts receivable arising out of, the marketing, licensing, installation, maintenance and/or support of the Products, together with all liabilities and obligations of Sterling Software, Inc. as guarantor of any of the foregoing liabilities and obligations of Seller and the Assigning Subsidiaries;

          4.1.2.  Balance Sheet Liabilities.  All liabilities (including all
                  -------------------------
deferred revenue) of Seller or any Assigning Subsidiary that shall have been accrued on the Closing Date Balance Sheet, but only to the extent the same shall have arisen out of the conduct of the Business and not out of the conduct of any other business conducted by Seller or any of its affiliates; and

          4.1.3.  Other Liabilities.  All liabilities and obligations of Seller
                  -----------------
or any Assigning Subsidiary, whether fixed or contingent or known or unknown, resulting or arising from or incurred in connection with (a) any product liability or warranty claims relating to the marketing, licensing, installation, support and/or use of the Products, (b) any claim that any Product or any brochure, promotional literature or other materials furnished or authorized by Purchaser or its predecessors, or the use thereof in connection with the marketing, licensing, installation, support and/or use of the Products, embodied or constituted an infringement, misappropriation or misuse of any patent, trademark, copyright or other intellectual property (except to the extent that such claim results or arises from any modification of such Product by Seller or any affiliate of Seller or the use by Seller or any affiliate of Seller of any brochure, promotional literature or other material that, in either case, shall not have been authorized by Purchaser or its predecessors), and (c) any liability or obligation that is deemed to be an Assumed Liability pursuant to Section 6.6.

          4.2.  Retained Liabilities.  All liabilities and obligations of Seller
                --------------------
or any Assigning Subsidiary that are not expressly Assumed Liabilities will continue after the Closing to be liabilities and obligations of Seller or such Assigning Subsidiary and will be "Retained Liabilities" for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, all liabilities and obligations of Seller or any Assigning Subsidiary resulting or arising from or incurred in connection with any Taxes arising out of the conduct of the Business attributable to taxable periods ending on or prior to the Closing Date or to the pre-Closing portion of any taxable period that includes but does not end on the Closing Date, will be "Retained Liabilities" for purposes of this Agreement.


                       V.  REPRESENTATIONS AND WARRANTIES
                           ------------------------------

          5.1.  Representations and Warranties of Seller.  Seller
                ----------------------------------------
represents and warrants to Purchaser as follows:

             5.1.1.  Corporate Matters.  Each of Seller and each subsidiary of
                     -----------------
Seller listed on Schedule 5.1.1 (collectively, the "Assigning Subsidiaries") is
                 --------------
a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Seller and each Assigning Subsidiary has the requisite corporate power and authority to own, lease or otherwise hold the Purchased Assets owned, leased or otherwise held by it and to conduct the Business as presently conducted by it. Except as the result of the direct or indirect ownership of capital stock of Seller or one or more Assigning Subsidiaries, no affiliate of Seller (other than the Assigning Subsidiaries) conducts any portion of the Business.

             5.1.2.  Authorization and Effect of Agreement.  Seller and, as
                     -------------------------------------
applicable, the Assigning Subsidiaries have the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by them. The execution and delivery by Seller of this Agreement and the performance by Seller and, as applicable, the Assigning Subsidiaries of their respective obligations hereunder have been duly authorized by all necessary action on the part of Seller and the Assigning Subsidiaries, Seller's and the Assigning Subsidiaries' boards of directors and, if applicable, Seller's and the Assigning Subsidiaries' stockholders. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

             5.1.3. No Restrictions Against Sale of the Purchased Assets. Except
                    -----------------------------------------------------

as disclosed on Schedule 5.1.3, the execution and delivery of this Agreement by
                --------------
Seller does not, and the consummation by Seller and the Assigning Subsidiaries of the transactions contemplated hereby will not conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, (a) the certificate of incorporation or bylaws of or comparable governing documents of Seller and, as applicable, the Assigning Subsidiaries, (b) any Law or judgment, order or award to which Seller, the Assigning Subsidiaries or any of the Purchased Assets is subject, or (c) any Contract or any other contract or agreement by which Seller or any of the Assigning Subsidiaries is bound or to which any of the Purchased Assets is subject, except, in the case of clause (b) above, for such conflicts or violations that, in the aggregate, would not have a material adverse effect on the operations, financial condition or results of operations of the Business (a "Material Adverse Effect"). Except as disclosed on
Schedule 5.1.3, no consent, approval, order or authorization of, or
--------------
registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller or any Assigning Subsidiary under any applicable Law in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller and the Assigning Subsidiaries of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, or filings that, if not obtained or made, individually or in the aggregate, would not have a Material Adverse Effect.

             5.1.4.  Contracts.  Seller has previously provided Purchaser with
                     ---------
true, correct and complete copies of all Contracts (other than the Product Contracts and the Miscellaneous Contracts) as in effect on the date hereof. All Subdistributor Agreements and Financing Documents in effect as of the date hereof are listed or described on Schedule 5.1.4. Except as disclosed on
                                  --------------
Schedule 5.1.4, each of the Contracts is in full force and effect and is a
--------------
legal, valid and binding obligation of Seller and/or each Assigning Subsidiary that is a party thereto and, to the knowledge of Seller, of each other party thereto, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except to the extent specified on Schedule 5.1.4, all of the Contracts are written and not
                    --------------
oral.  Except to the extent specified on Schedule 5.1.4, neither Seller nor any
                                         --------------
Assigning Subsidiary or, to the knowledge of Seller, any other party to any Contract is in breach or default (with or without the giving of notice or lapse of time or both) thereunder. Seller and each of the Assigning Subsidiaries have performed all obligations required to be performed by them to date under the Contracts.

             5.1.5.  Accounts Receivable.  The Accounts Receivable reflected on
                     -------------------
the Closing Date Balance Sheet (a) will be so reflected in accordance with the accounting principles, policies, practices and procedures used by Sterling Software, Inc.'s International Group and Asia Pacific Group in preparing their respective balance sheets, consistently applied, which accounting principles, policies, practices and procedures are in accordance with GAAP, (b) will have arisen from bona fide transactions in the conduct of the Business in the Ordinary Course, and (c) will not be subject to any valid discount, set off or counterclaim. The Accounts Receivable will constitute all accounts receivable of Seller and the Assigning Subsidiaries existing as of the Closing that have arisen out of the conduct of the Business and that have not been collected or otherwise sold pursuant to a Financing Document.

             5.1.6.  Title to Purchased Assets.  Seller or, as applicable, the
                     -------------------------
Assigning Subsidiaries have title to all of the Purchased Assets free and clear of all liens, mortgages, security interests or other encumbrances ("Liens") other than (a) Liens listed or described on Schedule 5.1.6, (b) Liens for taxes
                                            --------------
and other governmental charges and assessments which are not yet due and payable, (c) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and similar Liens for obligations which are not yet due and payable, and (d) other Liens or imperfections which do not materially detract from the value or materially impair the existing use of the property affected thereby (collectively, "Permitted Liens"). Subject to Section 2.3, at the Closing, Seller will Transfer to Purchaser or, if applicable, the Purchasing Subsidiaries, by appropriate instruments of transfer, title to all of the Purchased Assets free and clear of all Liens other than Permitted Liens and any Liens that may arise out of or result from the actions or omissions of Purchaser.

          5.1.7.  Closing Date Balance Sheet.  The amounts reflected on the
                  --------------------------
Closing Date Balance Sheet in respect of the Purchased Assets and the Assumed Liabilities described in Section 4.1.2 will be derived from the accounting records of Sterling Software, Inc.'s International Group and Asia Pacific Group and will be so reflected in conformity with the accounting principles, policies, practices and procedures used by Sterling Software, Inc.'s International Group and Asia Pacific Group in the preparation of their respective balance sheets as of April 30, 1997, which accounting principles, policies, practices and procedures are in accordance with GAAP.

          5.1.8.  Compliance with Law.  The Purchased Assets and the use thereof
                  -------------------
by Seller and the Assigning Subsidiaries comply in all material respects with, and in connection with the conduct of the Business, Seller and each of the Assigning Subsidiaries is in, and at all times since March 13, 1996 has been in, compliance in all material respects with, all applicable laws, statutes, rules, ordinances and regulations ("Laws").

             5.1.9.  Litigation.  Except as disclosed on Schedule 5.1.9, there
                     ----------                          --------------
are no legal, administrative, arbitration, investigatory or other actions, suits, claims or proceedings pending or, to Seller's knowledge, threatened against Seller or any of the Assigning Subsidiaries arising out of or resulting from the conduct of the Business, or otherwise pertaining to or affecting the Business or any of the Purchased Assets. Neither Seller nor any Assigning Subsidiary is subject to or in default under any judgment, order or decree of any Governmental Authority applicable to it relating to the ownership or use of the Purchased Assets or the conduct of the Business.

             5.1.10.  Employee Benefit Plans. Subject to Section 6.6.7, Schedule
                      ----------------------                            --------
5.1.10 sets forth a true and correct list or description of employee benefit
------
plans, agreements (other than employee agreements) or arrangements which Seller or any affiliate maintains or to which Seller or any affiliate makes or has an obligation to make contributions or under which Seller or any affiliate is liable for compensation or benefit payments with respect to any Dedicated Employee (the "Employee Plans"). Each Employee Plan (and, to Seller's knowledge, each related trust, insurance contract and fund) complies in all material respects with applicable Law, and has been administered by Seller and the Assigning Subsidiaries (to the extent applicable) in compliance in all material respects with its terms and applicable Law. All employer and employee contributions and any insurance premiums required to be paid or accrued with respect to each Employee Plan under the terms thereof or applicable Law prior to the Closing Date will either be reflected on the Closing Date Balance Sheet (whether or not required to be so reflected by GAAP) or will have been or will be paid by Seller or an Assigning Subsidiary.

          5.1.11.  Distributor Agreement.  Except to the extent disclosed on
                   ---------------------
Schedule 5.1.11, Seller and each SSW Subdistributor have performed and complied
---------------
with all covenants contained in the Distributor Agreement to be performed and complied with by Seller or such SSW Subdistributor to date and neither Seller nor any SSW Distributor is in breach or default (with or without the giving of notice or the lapse of time or both) under the Distributor Agreement.

          5.1.12.  Tangible Personal Property.  The Tangible Personal Property
                   --------------------------
is in good operating condition and repair, subject to normal wear and tear, and is adequate and sufficient for the use to which it is put in connection with the conduct of the Business as now conducted.

          5.1.13.  Certain Events.  Except as set forth on Schedule 5.1.13,
                   --------------                          ---------------
since December 31, 1996 through the date hereof, neither Seller nor any Assigning Subsidiary has (a) (i) increased in any manner the rate of compensation of any of the Dedicated Employees, (ii) made or agreed to make any payment pursuant to any Employee Plan, including any payment of any pension, retirement allowance, severance or other employee benefit, for the benefit of the Dedicated Employees, (iii) adopted or entered into any additional Employee Plan, or employment or consulting agreement, for the benefit of or with any of the Dedicated Employees, or (iv) terminated the employment of any employee engaged primarily in the conduct of the Business prior to December 31, 1996 (otherwise than for cause), except, in the case of any matter described in the preceding clauses (i) through (iv), as required by Law or in accordance with the terms of any agreement or any Employee Plan in effect as of the date hereof, or (b) modified or amended its accounting policies, practices and procedures or the manner in which the books, records and financial statements of Seller pertaining to the Purchased Assets or the Business were prepared and maintained.

          5.1.14.  Dedicated Employee Obligations.  All obligations to Dedicated
                   ------------------------------
Employees (including without limitation obligations under all Employee Plans of Seller or any Assigning Subsidiary) will be reflected on the Closing Date Balance Sheet in accordance with GAAP to the extent required under GAAP to be so reflected.

          5.1.15.  Reliance.  The representations and warranties of Purchaser
                   --------
contained in this Agreement constitute the sole and exclusive representations and warranties of Purchaser to Seller in connection with this Agreement and the transactions contemplated hereby, and Seller acknowledges that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Purchaser.

       5.2.  Representations and Warranties of Purchaser.
             -------------------------------------------
Purchaser represents and warrants to Seller as follows:

          5.2.1.  Corporate Matters.  Purchaser is a private limited liability
                  -----------------
company duly organized, validly existing and in good standing under the laws of The Netherlands.

          5.2.2.  Authorization and Effect of Agreement.   Purchaser has the
                  -------------------------------------
requisite power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Purchaser. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser and, as applicable, the Purchasing Subsidiaries, of their respective obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and the Purchasing Subsidiaries, Purchaser's and the Purchasing Subsidiaries' boards of directors and, if applicable, Purchaser's and Purchasing Subsidiaries' members or stockholders. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms.

          5.2.3.  No Restrictions Against Purchase of the Purchased Assets.
                  --------------------------------------------------------
Except as specified on Schedule 5.2.3, the execution and delivery of this
                       --------------
Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby will not conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, (a) the governing documents of Purchaser, (b) any Law or judgment, order or award to which Purchaser or any of its rights, properties or assets is subject, or (c) any contract or agreement by which Purchaser is bound or to which any of its rights, properties or assets is subject, except in the case of clauses (b) and (c) above, for such conflicts, violations, defaults, terminations, cancellations or accelerations that, in the aggregate, would not have a material adverse effect on the financial condition or results of operations of Purchaser. Except as disclosed on Schedule 5.2.3, no consent, approval, order or authorization of, or
             --------------
registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Purchaser under any applicable Law in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, in the aggregate, would not have a material adverse effect on the financial condition or results of operations of Purchaser.

          5.2.4.  Cash Consideration.  Purchaser shall, at the Closing, have
                  ------------------
available sufficient cash to enable it to deliver the Closing Payment Amount and the Deferred Payment Amount to Seller in accordance with Section 3.1.

          5.2.5.  Reliance.  The representations and warranties of Seller
                  --------
contained in this Agreement constitute the sole and exclusive representations and warranties of Seller to Purchaser in connection with this Agreement and the transactions contemplated hereby, and Purchaser acknowledges that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Seller. PURCHASER ACKNOWLEDGES THAT SELLER DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO THE PURCHASED ASSETS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.


                                 VI.  COVENANTS
                                      ---------

          6.1.  Investigation by Purchaser.  (a) Prior to and after the Closing,
                --------------------------
Seller will, and will cause the Assigning Subsidiaries and their respective affiliates to, afford to the officers, attorneys, accountants, consultants and other authorized representatives of Purchaser reasonable access, upon reasonable prior notice, to the facilities, personnel and books and records of Seller and the Assigning Subsidiaries relating to the Purchased Assets and the Business so as to afford Purchaser a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the Purchased Assets and the Business as Purchaser may reasonably desire to make;

provided, however, that after the Closing any such investigation shall be for a valid business purpose, including the verification of the determination of Net Book Value. Purchaser will be permitted to prepare such extracts from or to make such copies of such books and records relating to the Purchased Assets, the Assumed Liabilities and the Business as it may reasonably request.

          (b) Each of the parties will, and each party will cause its respective representatives to, treat in confidence all documents, materials and other information disclosed to it, directly or indirectly, by or on behalf of the other party in connection with the transactions contemplated hereby, whether during the course of the negotiations leading to the execution of this Agreement or thereafter. Prior to the Closing, or in the event that this Agreement is terminated, neither party will use any such information so disclosed by or on behalf of the other party, unless such information is ascertainable from public or published information or trade sources or already known or subsequently independently developed or discovered by such party. Following the Closing, Seller will, and will cause its affiliates to, treat in confidence all non-public information regarding the Purchased Assets and the Business, except as otherwise expressly provided herein or as required by applicable Law, and neither Seller nor any of its affiliates will use any such information in their respective businesses. The provisions of the immediately preceding sentence will not limit the rights of Seller and its affiliates to disclose or use any information to the extent such information does not relate to the Purchased Assets or the Business.

       6.2.  Regulatory Approvals.  (a) As promptly as practicable, Seller
             --------------------
and Purchaser will use their respective commercially reasonable efforts to make all filings and obtain all authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby, and will cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals.

             (b) Each party will, and will cause its affiliates to, supply the other party with copies of all correspondence, filings and communications (or memoranda setting forth the substance thereof) with Governmental Authorities with respect to this Agreement or the transactions contemplated hereby. In addition, each party will notify the other party of any other facts, actions, communications, or occurrences that might directly or indirectly affect the parties' intent or ability promptly to make all filings and obtain the filings, authorizations, consents, orders and approvals contemplated by this Section 6.2.

          6.3.  Operation of the Business.  Except as otherwise contemplated
                -------------------------
hereby or as described on Schedule 6.3 or with Purchaser's prior written consent
                          ------------
(which consent shall not be
unreasonably withheld or delayed), during the period from the Closing through the end of the applicable Interim Period, Seller will, and will cause the Assigning Subsidiaries to, conduct each Deferred Business Component only in the ordinary and normal course consistent with past practices (the "Ordinary Course") and otherwise consistently with Section 2.4. In addition, except as otherwise contemplated hereby or with Purchaser's prior written consent (which consent shall not be unreasonably withheld or delayed), during the period from the Closing through the end of the applicable Interim Period, Seller will, and Seller will cause the Assigning Subsidiaries to:

          (a) use commercially reasonable efforts to preserve the goodwill of the customers, licensees, distributors, suppliers and employees of each Deferred Business Component and others having business relations with such Deferred Business Component;

          (b) comply in all material respects with the provisions of all Contracts subject to a Deferred Conveyance and applicable Law in connection with the operation of the Deferred Business Component;

          (c) not enter into any new agreement that would be a Contract subject to a Deferred Conveyance (other than Product Contracts on Seller's standard forms previously approved by Purchaser), or terminate, modify, amend, renew or waive any right under any Contract subject to a Deferred Conveyance, except, in the case of Product Contracts, immaterial waivers in the Ordinary Course;

          (d) not sell, lease, dispose of or encumber, or enter into any agreement for the sale, disposition or encumbrance of, all or any portion of any rights, properties or assets that are subject to a Deferred Conveyance, except in the Ordinary Course; provided, however, that Seller shall not, and shall cause the Assigning Subsidiaries not to, sell or otherwise dispose of any Purchased Asset that is subject to a Deferred Conveyance having a book value (before depreciation or amortization) of $10,000 or more without the prior written consent of Purchaser;

          (e) not grant, create or permit to exist any Liens (other than Permitted Liens) on any of the Purchased Assets that are subject to a Deferred Conveyance;

          (f) not (i) increase in any manner the rate of compensation of any of the Dedicated Employees employed in any Deferred Business Component, (ii) make or agree to make any payment pursuant to any Employee Plan, including any payment of any pension, retirement allowance, severance or other employee benefit, for the benefit of the Dedicated Employees employed in any Deferred Business Component, (iii) adopt or enter into any additional Employee Plan, or employment or consulting agreement, for the benefit of or with any of the Dedicated Employees employed in any Deferred Business Component, or (iv) terminate the employment of any Dedicated Employee employed in any Deferred Business Component prior to the conclusion of the applicable

Interim Period (otherwise than for cause following notification to Purchaser of such intended action and the basis therefor), except, in any such case, as required by Law or in accordance with the terms of any agreement or any Employee Plan in effect as of the date hereof;

          (g) not enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation that (i) would result in the imposition of any Lien (other than Permitted Liens) on any of the Purchased Assets that are subject to a Deferred Conveyance, (ii) would be binding on Purchaser, or (iii) otherwise adversely affects the Purchased Assets that are subject to a Deferred Conveyance or any Deferred Business Component;

          (h) not modify or amend their accounting policies, practices and procedures or the manner in which the books, records and financial statements of Seller pertaining to the Purchased Assets that are subject to any Deferred Conveyance or any Deferred Business Component are prepared and maintained.

    6.4.  Notices.  Each of Purchaser and Seller will promptly, and in any
          -------
event within two business days after obtaining knowledge thereof, notify the other in writing of:

          (a) Any breach of any term or provision of this Agreement on the part of such party or its affiliates, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied, which is then continuing, specifying the details thereof and the action that such party has taken or proposes to take with respect thereto;

          (b) Any pending or threatened action, suit or proceeding challenging this Agreement or any of the transactions contemplated hereby;

          (c) Any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

          (d) Any other development that would prevent or raise a substantial doubt regarding the possibility of the satisfaction of any condition set forth in Sections 7.1, 7.2 and 7.3; and

          (e) Any notice or other communication from any Governmental Authorities, the approval or consent of which is being sought in connection with the transactions contemplated by this Agreement.

    6.5.  Satisfaction of Conditions.  Each of Purchaser and Seller will
          --------------------------
use commercially reasonable efforts in good faith to satisfy promptly all conditions required hereby to be satisfied by such party and will take such other actions as may be necessary in order to consummate the transactions contemplated by this Agreement.

    6.6.  Employee Matters.
          ----------------

          6.6.1.  Employment.  (a) All of the employees of Seller and the
                  ----------
Assigning Subsidiaries listed on Schedule 6.6.1 who are employed by Seller or
                                 --------------
any Assigning Subsidiary on the Closing Date (including those actively at work or on holiday or vacation, leave of absence or other approved absence from work (with any such person on leave of absence or other approved leave being identified as such on such Schedule 6.6.1)), and individuals who are listed on
                           --------------
Schedule 6.6.1 and have received offers but have not reported to work
--------------
(collectively, the "Dedicated Employees"), will be offered employment with Purchaser or a Purchasing Subsidiary as promptly as practicable following the Closing Date on terms and conditions of employment which are substantially comparable to those enjoyed by such employees immediately prior to the Closing Date and, in any event, on such terms and conditions as are required by applicable Law, collective bargaining agreements, employment agreements, works councils or other applicable legal or contractual requirements; provided, however, that nothing contained herein will be construed to grant to any Dedicated Employee a right to employment by Purchaser or a Purchasing Subsidiary for any particular length of time or on any particular terms. As promptly as practicable, Seller shall provide Purchaser with such information regarding the terms and conditions of employment, compensation and benefits provided to any Dedicated Employee or Recruited Employee (as hereinafter defined) as may be reasonably requested by Purchaser following a request by such Dedicated Employee or Recruited Employee for such information in connection with an offer of employment by Purchaser or a Purchasing Subsidiary.

          (b) Without limiting the generality or effect of the foregoing, the parties recognize that the transactions contemplated hereby may be subject to the European Transfer of Undertaking Laws and counterparts thereof or similar Laws in other countries outside the U.S. (collectively, "Automatic Transfer Laws"). To the extent provided under any applicable Automatic Transfer Law, each employee of Seller or any Assigning Subsidiary engaged primarily in the conduct of the Business automatically will become an employee of Purchaser or, if applicable, a Purchasing Subsidiary, effective as of the Closing (or, if applicable, the date on which the Deferred Conveyance relating to the Deferred Business Component in which they are primarily employed is consummated pursuant to Section 2.4) and will constitute a Dedicated Employee for purposes of this Agreement.

          (c) Any liability or obligation that Seller or any Assigning Subsidiary may incur with respect to severance benefits, termination indemnity payments or the like in respect of Dedicated Employees arising out of Purchaser's or any Purchasing Subsidiary's failure to provide Dedicated Employees who accept employment or retention by Purchaser or such Purchasing Subsidiary with pay, benefits and other terms and conditions of employment substantially comparable to, those provided such Dedicated Employees as of the Closing or required by applicable Law, collective bargaining agreements, employment agreements, works councils or other applicable legal or contractual requirements will constitute an Assumed Liability for purposes of this Agreement.

          (d) Purchaser and each Purchasing Subsidiary and Seller and each Assigning Subsidiary will comply with the requirements of the Automatic Transfer Laws and any other Laws applicable to the Dedicated Employees.

          (e) Subject to the provisions of Section 8.2, the parties agree that the Purchaser and the Purchasing Subsidiaries shall be responsible for providing compensation and employee benefits to the Dedicated Employees (other than Recruited Employees) as contemplated in this Section 6.6.1, beginning effective as of the Closing Date; provided, however, that such responsibility to provide
                        --------
compensation and employee benefits to any such Dedicated Employee shall cease effective as of the date on which Purchaser or a Purchasing Subsidiary (as the case may be) notifies Seller or the applicable Assigning Subsidiary that such individual (i) has refused or failed to accept an offer of employment from Purchaser or a Purchasing Subsidiary (as the case may be) or (ii) has refused or failed to consent (where applicable) to his or her automatic transfer of employment to Purchaser or a Purchasing Subsidiary (as the case may be).

          (f) Notwithstanding anything to the contrary contained herein, as promptly as practicable after the Closing, Seller or the applicable Assigning Subsidiary will terminate the employment, effective as of the Closing, of each of the individuals listed on Schedule 6.6.1 identified with an asterisk. Any
                             --------------
expense, liability or obligation of Seller or any Assigning Subsidiary resulting or arising from or incurred in connection with any such termination will be an Assumed Liability. Although such terminations shall be nominally effected by or in the name of Seller or the applicable Assigning Subsidiary, Purchaser shall prepare all necessary documentation, procure all necessary legal advice and otherwise manage and supervise the termination process.

          (g) From the date hereof until the end of the applicable Interim Period, neither Seller nor any Assigning Subsidiary will reassign any Dedicated Employee employed in any Deferred Business Component to a position primarily relating to the conduct of any business of Seller and its affiliates other than the Business.

          6.6.2.  Past Service Credit.  To the extent permitted under applicable
                  -------------------
Law, Purchaser and its affiliates will cause all of its employee benefit and compensation plans (including pension, profit-sharing, retirement, savings, 401(k), vacation, paid time-off, employee and retiree health and other employee or retiree financial, welfare or other benefit plans) covering or otherwise benefiting any of the Dedicated Employees after the Closing to count service as recognized by Seller and its affiliates, without duplication of benefits, for purposes of eligibility to participate, vesting and benefit accrual to the same extent such service was recognized under the corresponding plans of Seller and its affiliates. Purchaser and its affiliates will also cause all waiting periods under each plans that would otherwise be applicable to newly hired employees to be waived with respect to Dedicated Employees.

          6.6.3.  Vacation.  To the extent permitted under applicable Law,
                  --------
Purchaser and its affiliates will cause each Dedicated Employee to be given credit, for purposes of Purchaser's and its affiliates' vacation or other paid leave benefit programs, for his or her accrued and unpaid vacation or paid leave balance as of the Closing Date (or, if applicable, the date on which the Deferred Conveyance relating to the Deferred Business Component in which such he or she is primarily employed is consummated pursuant to Section 2.4), and any liability or obligation to any such Dedicated Employee in respect of any accrued and unpaid vacation or paid leave balance as of the Closing Date will be an Assumed Liability.

          6.6.4.  Welfare Plans.  To the extent permitted under applicable Law,
                  -------------
Seller's and its affiliates' Employee Plans that are welfare plans will be responsible for all claims incurred (whether or not reported) on or prior to the Closing Date (and all related liabilities and obligations will be Retained Liabilities), and Purchaser's and its affiliates' welfare plans will be responsible for all claims incurred under Purchaser's and its affiliates' welfare plans after the Closing Date.

          6.6.5.  Health Plans.  To the extent permitted under applicable Law,
                  ------------
Purchaser and its affiliates will credit toward the applicable deductibles and copayment limits under its group health plans the same amounts credited under Seller's and its affiliates' group health plans for each Dedicated Employee. Purchaser will cause Purchaser's and its affiliates' group health plans to waive the application of pre-existing condition and proof of insurability provisions for all conditions that Dedicated Employees and covered dependents have as of the Closing (or, if applicable, the date on which the Deferred Conveyance relating to the Deferred Business Component in which they are primarily employed is consummated pursuant to Section 2.4).

          6.6.6.  Other Benefit Plans.  Purchaser and Seller will cooperate and
                  -------------------
take all actions reasonably necessary to effectuate the transfer, where required by Law or where permitted by Law, from Seller or an Assigning Subsidiary (or from an Employee Plan maintained by Seller or an Assigning Subsidiary or from a trust established pursuant to such Employee Plan) to Purchaser or one of its subsidiaries (or to a plan or trust maintained by Purchaser or one of its subsidiaries) of the assets and liabilities attributable to Dedicated Employees under any Employee Plan maintained by Seller or an Assigning Subsidiary primarily for the benefit of employees employed outside the United States. Any liabilities transferred pursuant to the preceding sentence will be Assumed Liabilities. As promptly as practicable after the Closing, Purchaser and Seller shall negotiate in good faith to mutually determine the allocation of liabilities and assets, if any, to be transferred pursuant to this Section 6.6.6, including by utilizing the services of a mutually acceptable actuary to assist the parties hereto in making such determination.

          6.6.7.  Employee Plans.  As soon as practicable, and in no event more
                  --------------
than 25 calendar days after the Closing Date, Seller will in good faith provide Purchaser with any modifications, additions or supplements to the list or description of Employee Plans (other than employee agreements) set forth on

Schedule 5.1.10 as of the Closing Date.  Schedule 5.1.10, as revised by said
---------------                          ---------------
modifications, additions or supplements, shall supersede in all respects, both prospectively and retroactively, Schedule 5.1.10 as originally appended hereto.
                                 ---------------
Concurrently with the delivery of the modifications, additions or supplements to

Schedule 5.1.10 as provided herein, Seller shall, to the extent not previously
---------------
provided, provide Purchaser with true, correct and complete copies of all material documents pursuant to which any Employee Plan was established or is operating and a description of each Employee Plan for which there is no written document.

          6.7.  Non-Solicitation or Hire of Employees and Contract Workers.  (a)
                ----------------------------------------------------------
From the date hereof until the first anniversary of the Closing Date, neither Purchaser nor any of its affiliates will solicit for employment or hire, employ or otherwise retain (whether as an employee, officer, agent, consultant, advisor, contractor or in any capacity whatsoever) any employee or contract worker of Seller or any Assigning Subsidiary outside the United States and Canada; provided, however, that nothing contained herein will prevent Purchaser or any of its affiliates from engaging in discussions regarding the hiring, employment or other retention of, or hiring, employing or otherwise retaining,
(i) any Dedicated Employee who is solicited in accordance with Section 6.6.1 and accepts retention or employment by Purchaser or a Purchasing Subsidiary (if at all) on or prior to the latest of (x) 30 calendar days following the Closing Date, (y) 30 calendar days following the first day following the Closing Date on which an offer of employment can be lawfully communicated to such Dedicated Employee, or (z) in the case of Dedicated Employees employed in a Deferred Business Component, 30 calendar days following the conclusion of the applicable Interim Period, (ii) any person who is solicited with Seller's prior written consent (a "Recruited Employee") and accepts employment or retention by Purchaser or a Purchasing Subsidiary (if at all) on or prior to the latest of
(x) 30 calendar days following the Closing Date, (y) 30 calendar days following the first day following the Closing Date on which an offer of employment can be lawfully communicated to such person, or (z) in the case of the Recruited Employees to be employed in a Deferred Business Component, 30 calendar days following the conclusion of the applicable Interim Period, and (iii) any other person, if such discussions or hiring, employment or other retention shall be the result of the response by such person to a written employment advertisement placed in a publication of general circulation or posted at an

Internet website or a general solicitation conducted by executive search firms, employment agencies or other general employment services, in each case not directed specifically at employees or contract workers of Seller or any Assigning Subsidiary. Purchaser will promptly inform its personnel having responsibility for the hiring, recruiting and staffing of personnel of the provisions of this Section 6.7 and will direct such personnel to comply with such provisions. Without limiting the generality or effect of the foregoing, during the period between the Closing Date and the 30th calendar day after the Closing Date, Seller shall use reasonable efforts to keep Purchaser generally apprised of any redundancies that Seller shall have determined to have developed among the employees of Seller and the Assigning Subsidiaries and will not unreasonably withhold its consent to the solicitation of such redundant employees by Purchaser or its affiliates.

          (b) Any Recruited Employee who accepts employment or retention by Purchaser on or prior to the latest of (i) 30 calendar days following the Closing Date, (ii) 30 calendar days following the first day following the Closing Date on which an offer of employment can be lawfully communicated to such Recruited Employee, or (iii) in the case of the Recruited Employees to be employed in a Deferred Business Component, 30 calendar days following the conclusion of the applicable Interim Period, will, following such acceptance of employment or retention, constitute a Dedicated Employee for all purposes of this Agreement, and Purchaser or a Purchasing Subsidiary shall promptly purchase from Seller or the applicable Assigning Subsidiary, for a price equal to the book value thereof, any amount due to Seller or Assigning Subsidiary from such Recruited Employee as of the date of such acceptance that is not otherwise included in the Purchased Assets pursuant to Section 2.4. Notwithstanding anything to the contrary contained herein, in connection with making offers of employment to Recruited Employees, Purchaser and each Purchasing Subsidiary shall have no obligation to offer such persons pay, benefits or other terms and conditions of employment comparable to those such persons are presently receiving from Seller or any Assigning Subsidiary and Purchaser and each Purchasing Subsidiary shall have no obligation to Seller or any Assigning Subsidiary with respect to severance or similar compensation to which such persons may be entitled from Seller or any Assigning Subsidiary arising out of such offer or termination of employment with Seller or any Assigning Subsidiary.

          (c) From the Closing Date until the first anniversary of the Closing Date, neither Seller nor any of its affiliates will solicit for employment or hire, employ or otherwise retain (whether as an employee, officer, agent, consultant, advisor, contractor or in any other capacity whatsoever) any employee or contract worker of Purchaser or its affiliates outside the United States and Canada; provided, however, that nothing contained herein will prevent Seller or any of its affiliates from engaging in discussions regarding the hiring, employment or other retention of, or hiring, employing or otherwise retaining, any such employee or contract worker, if such discussions or hiring, employment or other retention shall be the result of the response by such person to a written employment advertisement placed in a publication of general circulation or posted at an Internet website or a general solicitation conducted by executive search firms, employment agencies or other general employment services, in each case not directed specifically at such employees or contract workers. Seller will promptly inform its personnel having responsibility for the hiring, recruiting and staffing of personnel of the provisions of this Section 6.7 and will direct such personnel to comply with such provisions.

    6.8.  Uncollected Accounts Receivable.  (a)  From and after the
          -------------------------------
Closing Date and until December 31, 1997, Purchaser and, if applicable, the Purchasing Subsidiaries, shall use commercially reasonable efforts to collect all of the Accounts Receivable as and when they become due, consistent with their respective practices and procedures used in collecting their respective other accounts receivable. Purchaser, and if applicable, the Purchasing Subsidiaries, shall promptly apply all amounts collected from the obligor under any particular Account Receivable to the Account Receivable designated by such obligor in connection with such payment or, if no such designation is made, to the Account Receivable that shall have been due and payable for the longest period of time.

          (b) As promptly as practicable after December 31, 1997, Purchaser shall provide Seller with a list of Accounts Receivable that, as of such date, remain uncollected, specifying therefrom those, if any, that Purchaser desires to re-Transfer to Seller pursuant to this Section 6.8 (the "Uncollected Accounts Receivable"). Within five business days after Seller receives such list (i) Seller shall pay to Purchaser (on behalf of itself and, if applicable, as agent for the Assigning Subsidiaries) an amount in cash equal to 50% of the outstanding balance of the Uncollected Accounts Receivable as of December 31, 1997, together with accrued interest thereon at the rate of five percent (5%) per annum, computed with respect to the period from and including the Closing Date to (but excluding) the date on which such amount is paid, and (ii) Purchaser and, as applicable, the Purchasing Subsidiaries, shall Transfer to Seller and/or one or more Assigning Subsidiaries designated by Seller, pursuant to instruments of transfer executed by Purchaser or, as applicable, a Purchasing Subsidiary, and in form and substance reasonably acceptable to Seller, the Uncollected Accounts Receivable, free and clear of all Liens.

          (c) Following any re-Transfer of Uncollected Accounts Receivable pursuant to Section 6.8(b), (i) Seller and, if applicable, the Assigning Subsidiaries shall use commercially reasonable efforts to collect the Uncollected Accounts Receivable (provided that such collection efforts will be no more aggressive than those used by Seller or the Assigning Subsidiaries in collecting accounts receivable from their customers), and Purchaser shall, and, if applicable, shall cause the Purchasing Subsidiaries to, provide Seller with such information and records in its possession relating to the Uncollected Accounts Receivable and otherwise reasonably cooperate with Seller in any such attempt, and (ii) 50% of all amounts collected in respect of the Uncollected Accounts Receivable by Seller and its affiliates, on the one hand, or Purchaser and its affiliates, on the other hand, net of related third party collection costs and expenses, shall promptly be remitted by the collecting party to Purchaser or Seller, respectively. Nothing contained in this Agreement will be construed to require Seller or any Assigning Subsidiary to collect any amount of Uncollected Accounts Receivable that Seller determines in good faith is likely to be uncollectible.

    6.9.  Repurchases under Financing Documents.  (a)  If Purchaser or, if
          -------------------------------------
applicable, any Purchasing Subsidiary is required to repurchase any account receivable (a "Defaulted Financed Receivable") sold pursuant to the Financing Documents on or prior to the Closing Date (other than as a result of a breach by Purchaser or any Purchasing Subsidiary of its obligations under the applicable Financing Document or a breach of any representation or warranty regarding any Product authorized by Purchaser or any Purchasing Subsidiary and contained in the related Product Contract), Purchaser or such Purchasing Subsidiary may require Seller, upon written demand, to purchase such Defaulted Financed Receivable.

          (b) Within five business days after Seller receives any demand that it purchase any Defaulted Financed Receivable pursuant to this Section 6.9, (i) Seller shall pay to Purchaser (on behalf of itself and, if applicable, as agent for the Assigning Subsidiaries) an amount in cash equal to the Applicable Percentage (as hereinafter defined) of the outstanding balance of such Defaulted Financed Receivable, together with accrued interest thereon at the rate of five percent (5%) per annum, computed with respect to the period from and including the fifth business day following the date such demand was received to (but excluding) the date on which such amount is paid, and (ii) Purchaser and, as applicable, the Purchasing Subsidiaries, shall Transfer to Seller and/or one or more Assigning Subsidiaries designated by Seller, pursuant to instruments of transfer executed by Purchaser or, as applicable, a Purchasing Subsidiary, and in form and substance reasonably acceptable to Seller, such Defaulted Financed Receivable, free and clear of all Liens.

          (c) Following any Transfer of any Defaulted Financed Receivable pursuant to Section 6.9(b), (i) Seller and, if applicable, the Assigning Subsidiaries, shall use commercially reasonable efforts to collect such Defaulted Financed Receivable (provided that such collection efforts will be no more aggressive than those used by Seller or the Assigning Subsidiaries in collecting these accounts receivable from their customers), and Purchaser shall and, if applicable, shall cause the Purchasing Subsidiaries to, provide Seller with such information and records in its possession relating to such Defaulted Financed Receivable and otherwise reasonably cooperate with Seller in any such attempt, and (ii) the Applicable Percentage of all amounts collected in respect of such Defaulted Financed Receivable by

Seller and its affiliates, on the one hand, or Purchaser and its affiliates, on the other hand, net of related third party collection costs and expenses, shall promptly be remitted by the collecting party to Purchaser or Seller, respectively. Nothing contained in this Agreement will be construed to require Seller or any Assigning Subsidiary to collect any amount of Defaulted Financed Receivable that Seller determines in good faith is likely to be uncollectible.

          (d) For purposes of this Agreement, the term "Applicable Percentage" shall mean 50%; provided, however, that if it shall be determined that less than 100% of the revenue associated with any particular Defaulted Financed Receivable shall have been recognized on or prior to the Closing Date, the term "Applicable Percentage" shall mean (i) for purposes of Section 6.9(b) and in respect of amounts collected by Seller and its affiliates referred to in Section 6.9(c), a percentage determined by subtracting from 100% the product of 50% and the percentage of the revenue associated with such Defaulted Financed Receivable that shall have been recognized on or prior to the Closing Date and (ii) in respect of amounts collected by Purchaser and its affiliates referred to in
Section 6.9(c), a percentage equal to the product of 50% and the percentage of the revenue associated with such Deferred Financed Receivable that shall have been recognized on or prior to the Closing Date.

    6.10.  Press Releases.  Prior to the Closing, neither party will issue
           --------------
or cause the publication of, or permit any of its affiliates to issue or cause the publication of, any press release or other public announcement (including announcements to employees of Seller and its affiliates) with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of Seller and its affiliates) or Seller (in the case of Purchaser and its affiliates), which consent will not be unreasonably withheld or delayed; provided, however, that nothing herein will prohibit any party or its affiliates from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.


                               VII.  THE CLOSING
                                     -----------

    7.1.  Conditions Precedent to Obligations of Purchaser and Seller.
          -----------------------------------------------------------
The obligations of each of Purchaser and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of the conditions that (a) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree, the effect of which prohibits the Closing, and (b) each of the approvals, consents, clearances, waivers or actions identified on Schedule 7.1 as being a
                                                       ------------
condition of the Closing shall have been obtained or completed, as the case may be, or the applicable notice and waiting periods shall have expired or been otherwise terminated.

    7.2.  Additional Conditions Precedent to Obligations of Purchaser.
          -----------------------------------------------------------
The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Purchaser at its option:

          7.2.1.  Accuracy of Representations and Warranties.  The
                  ------------------------------------------
representations and warranties of Seller contained in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Closing Date (with the same force and effect as if made anew on and as of the Closing Date);

          7.2.2.  Compliance with Covenants.  All covenants of Seller contained
                  -------------------------
in this Agreement to be performed and complied with by Seller or its affiliates on or before the Closing Date shall have been performed and complied with in all material respects;

          7.2.3.  No Litigation; Etc.  No investigation, suit, action or other
                  -------------------
proceeding shall be pending or threatened before any Governmental Authority which, in the reasonable opinion of Purchaser or its counsel, is likely to result in a restraint or prohibition on, or an award of damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby; and

          7.2.4.  Delivery of Documents by or on Behalf of Seller.  At or prior
                  -----------------------------------------------
to the Closing, Seller shall have caused to be effected the deliveries required pursuant to Section 7.4(c).

    7.3.  Additional Conditions Precedent to Obligations of Seller.  The
          --------------------------------------------------------
obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Seller at its option:

          7.3.1.  Accuracy of Representations and Warranties.  The
                  ------------------------------------------
representations and warranties of Purchaser contained in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Closing Date (with the same force and effect as if made anew on and as of the Closing Date);

          7.3.2.  Compliance with Covenants.  All covenants contained in this
                  -------------------------
Agreement to be performed and complied with by Purchaser or its affiliates on or before the Closing Date shall have been performed and complied with in all material respects;

          7.3.3.  No Litigation; Etc.  No investigation, suit, action or other
                  -------------------
proceeding will be pending or threatened before any Governmental Authority which, in the reasonable opinion of Seller or its counsel, is likely to result in a restraint or prohibition on, or an award of damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby; and

          7.3.4.  Delivery of Documents by or on Behalf of Purchaser.  At or
                  --------------------------------------------------
prior to the Closing, Purchaser shall have effected the deliveries required pursuant to Section 7.4(d).

    7.4.  The Closing.  (a) Subject to the fulfillment or waiver of the
          -----------
conditions precedent specified in Sections 7.1, 7.2 and 7.3, the consummation of the purchase and sale of the Purchased Assets contemplated hereby (the "Closing") shall take place at 10:00 a.m. (Dallas, Texas time) on June 30, 1997 ("Closing Date"). The Closing will take place at the offices of Jones, Day, Reavis & Pogue, 2300 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201.

          (b) Subject to Section 7.5(b), if the Closing shall not have occurred by the date specified in Section 7.4(a), then the Closing Date will be extended to such other date to which Purchaser and Seller mutually agree.

          (c) At the Closing, Seller will deliver to Purchaser the following:

               (1) Certificate of Seller.  A certificate of Seller, signed on
                   ---------------------
          its behalf by an authorized officer of Seller and certifying that the conditions set forth in Sections 7.2.1 and 7.2.2 have been satisfied;

               (2) Transfer Documents.  Such business transfer agreements, bills
                   ------------------
          of sale, deeds, assignments and other instruments of transfer (the "Transfer Documents") as may be necessary or appropriate to Transfer to Purchaser and, as applicable, the Purchasing Subsidiaries all of the right, title and interest of Seller and the Assigning Subsidiaries in, to and under the Purchased Assets, duly executed by Seller or the appropriate Assigning Subsidiary and in form and substance reasonably satisfactory to Purchaser; and

               (3) Other Documents.  All other documents, certificates,
                   ---------------
          instruments or writings reasonably requested by Purchaser in connection herewith.

          (d) At the Closing, Purchaser will deliver to Seller the following:

               (1) Certificate of Purchaser.  A certificate of Purchaser, signed
                   ------------------------
          on its behalf by an authorized officer of Purchaser, and certifying that the conditions set forth in Sections 7.3.1 and 7.3.2 have been satisfied;

               (2) Payment of Closing Payment Amount.  The Closing Payment
                   ---------------------------------
          Amount, in the manner specified in Section 3.1.1;

               (3) Payment of Transition Services Fee.  The Transition Services
                   ----------------------------------
          Fee (as hereinafter defined), in the manner specified in Section
          8.2(b);

               (4) Payment of Space Sharing Fee.  The Space Sharing Fee (as
                   ----------------------------
          hereinafter defined), in the manner specified in Section 8.3(b);

               (5) Instruments of Assumption.  Such instruments of assumption as
                   -------------------------
          may be necessary or appropriate to effect the assumption by Purchaser and, as applicable, the Purchasing Subsidiaries of the Assumed Liabilities, duly executed by Purchaser and, as applicable, the Purchasing Subsidiaries and in form and substance reasonably satisfactory to Seller; and

               (6) Other Documents.  All other documents, certificates,
                   ---------------
          instruments or writings reasonably requested by Seller in connection herewith.

          (e) Title to the Purchased Assets shall pass to Purchaser and, as applicable, the Purchasing Subsidiaries as of the Closing at the applicable places of business of Seller and the Assigning Subsidiaries (with the originals and copies of Contracts contemplated to be delivered pursuant to Section 2.1.9 located at such places of business to be physically segregated from the other files of Seller and the Assigning Subsidiaries). Purchaser will bear all costs associated with the removal from such places of business of all Tangible Personal Property.

    7.5.  Termination.  Notwithstanding anything to the contrary contained
          -----------
herein, this Agreement may be terminated at any time prior to the Closing:

          (a) By the mutual written consent of Seller and Purchaser;

          (b) By Seller or Purchaser if the Closing has not occurred on or before July 31, 1997 (provided that no right to terminate this Agreement pursuant to this Section 7.5(b) will be available to any party whose breach of any representation, warranty, or covenant contained herein shall have materially contributed to the failure of the Closing to have occurred);

          (c) By Seller or Purchaser if there shall have been entered a final, nonappealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby or any significant part thereof; and

          (d) By Seller upon a breach of any representation, warranty or covenant of this Agreement by Purchaser qualified as to materiality or upon a material breach of any representation, warranty or covenant of this Agreement by Purchaser not so qualified, and by Purchaser upon a breach of any representation, warranty or covenant of this Agreement by Seller qualified as to materiality or upon a material breach of any representation, warranty or covenant of this Agreement by Seller not so qualified; but only if such breach remains uncured for a period of 10 calendar days after receipt of written notice of such breach from the nonbreaching party.

          If this Agreement is terminated as provided herein, each party will pay all of its own fees and expenses and no party will have any liability or further obligation to the other party under this Agreement, except that nothing contained herein will relieve any party of any liability for any breach prior to such termination of any representation, warranty or covenant contained in this Agreement.


                          VIII.  TRANSITIONAL MATTERS
                                 --------------------

    8.1.  General.  Following the Closing, Purchaser and Seller will cooperate
          -------
and take all such actions (including Purchaser making available Dedicated Employees theretofore employed by Seller in the Business) as may be reasonably requested by the other party in order to effect an orderly and expeditious transition of the conduct of the Business with a minimum of disruption to the operations of the Business.

    8.2.  Transition Services.  (a) Schedule 8.2 lists certain accounting,
          -------------------       ------------
human resources and order processing services (collectively, "Transition Services"), together with an indication for each identified component thereof, on a geographical basis, of the period of time, if any, for which Seller is willing to provide the same to Purchaser and the Purchasing Subsidiaries following the Closing pursuant to this Section 8.2 (each such period being a "Services Period"). Without limiting the generality or effect of Section 8.1, during the period beginning on the Closing Date and ending on the earlier of (i) 10 days following a written notice by Purchaser to Seller or (ii) the last day of the applicable Services Period, Seller will provide Purchaser and the Purchasing Subsidiaries, as applicable, with respect to the operations of the Business conducted at each of the locations identified on Schedule 8.2, such of
                                                          ------------
the Transition Services indicated on Schedule 8.2 to be provided by Seller and
                                     ------------
the Assigning Subsidiary with respect to such operations as are presently performed by Seller and the Assigning Subsidiaries in the conduct of the Business and as may reasonably be requested by Purchaser.

          (b) Subject to the provisions of Section 8.2(c), the price to be paid by Purchaser to Seller for the Transition Services to be provided hereunder (the "Transition Services Fee") will be equal to $370,500, which amount shall be paid by

Purchaser to Seller at the Closing by wire transfer of immediately available funds to such account as shall have been designated by Seller for such purpose prior to the Closing.

          (c) The component of the Transition Services identified on Schedule
                                                                     --------
8.2 as "All Benefit Programs" shall include, to the extent requested by
---
Purchaser and subject to compliance with applicable Law and the receipt of any other necessary consents or approvals, the participation of employees of Purchaser and the Purchasing Subsidiaries engaged primarily in the conduct of the Business following the Closing Date in the Employee Plans in effect on the Closing Date in which any Dedicated Employees participated as of the Closing Date on the same basis as such Dedicated Employees participated in such Employee Plan immediately prior to the Closing Date; provided, however, that nothing contained in this Agreement shall prohibit Seller or any Assigning Subsidiary from modifying or terminating any Employee Plan so long as such modification or termination shall apply to all participants in such Employee Plan or, with respect to any modification or termination that does not apply to all participants in such Employee Plan, Purchaser consents thereto (which consent shall not be unreasonably withheld). The contributions of such employees to such Employee Plans and the costs associated with participation by such employees in such Employee Plans shall be accounted for separately from contributions of and costs associated with participation by other participants in such Employee Plans. Following the conclusion of each calendar month during the applicable Services Period, Seller will invoice Purchaser in respect of the employee benefits provided to Purchaser hereunder during such calendar month an amount equal to Seller's actual out-of-pocket cost (excluding any administrative or other similar overhead expenses) of providing the same. Each such invoice will be accompanied by substantiating documentation in reasonable detail. Purchaser will pay to Seller the full amount shown in any such invoice to be due to Seller within 10 business days of Purchaser's receipt of such invoice.

    8.3.  Facilities Sharing Arrangement.  (a) Without limiting the generality
          ------------------------------
or effect of Section 8.1, during the Facility Sharing Period, Seller will permit employees of Purchaser to occupy and use a portion of the space contained in each of the facilities listed or described on Schedule 8.3(a) (collectively, the
                                              ---------------
"Shared Facilities") for the purpose of facilitating the conduct of the Business by Purchaser and the Purchasing Subsidiaries following the Closing (such occupancy and usage to include the related matters listed on such Schedule
                                                                  --------
8.3(a)).  For each Shared Facility, the term "Facility Sharing Period" means, as
------
to each Shared Facility, the period beginning on the Closing Date and ending on the earliest of (i) December 31, 1997 (or, as applicable, such earlier date as is specified with respect to a particular Shared Facility on Schedule 8.3(b)),
                                                             ---------------
(ii) the termination date of the applicable lease agreement with respect to such Shared Facility, including any early termination of any such lease (provided, however, that Seller shall give Purchaser written notice not less than 60 calendar days prior to any such termination prior to December 31, 1997), or (iii) such date as may be specified in a written termination notice delivered by Seller to Purchaser at least 60 days prior to such specified date (it being understood that Seller shall deliver such termination notices, if any, only on an individualized basis in connection with good faith space planning initiatives, and not on a widespread or generalized basis). The quantity of space in each Shared Facility to be so provided to such employees of Purchaser and the Purchasing Subsidiaries will be substantially the same as that presently used by employees of Seller and the Assigning Subsidiaries primarily in the conduct of the Business and the manner of use of such space by such employees of Purchaser will be substantially the same as the present use of such space by employees of Seller and the Assigning Subsidiaries in the conduct of the Business. Purchaser and the Purchasing Subsidiaries will cooperate with, and take all such actions as may reasonably be requested by, Seller or any Assigning Subsidiary in order to avoid or resolve any objection or claim relating to the arrangements contemplated by this Section
8.3 that may be asserted by the lessor under any lease under which Seller or such Assigning Subsidiary occupies any of the Shared Facilities.

          (b) The price to be paid by Purchaser to Seller in respect of the facilities sharing arrangement provided hereunder (the "Space Sharing Fee") will be equal to $1,222,650, which amount shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to such account as shall have been designated by Seller for such purposes prior to the Closing.
Purchaser and Seller agree that in the event the usage of the Shared Facilities by Purchaser and the Purchasing Subsidiaries varies significantly from that contemplated by Schedule 8.3(a) and Schedule 8.3(b), Purchaser and Seller will
                ---------------     ---------------
negotiate in good faith a mutually acceptable adjustment to the Space Sharing
Fee.

          (c) The parties hereto acknowledge that, following the Closing Date, certain employees of Seller or the applicable Assigning Subsidiary will occupy and use a portion of the space contained in the facility covered by the Lease, dated December 27, 1996, by and between Everbilt Developers Pte. Ltd. and Sterling Software (Singapore) Pte. Ltd. The parties hereby agree, following the Closing Date, to negotiate in good faith the terms and conditions of such occupancy and use.

    8.4.  Related Matters.  (a) The Deferred Operations Services to be provided
          ---------------
by Seller pursuant to Section 2.4, the Transition Services to be provided by Seller pursuant to Section 8.2 and the Shared Facilities to be made available by Seller pursuant to Section 8.3 are to be so provided and made available without unreasonable disruption to the conduct by Seller and the Assigning Subsidiaries of their respective businesses. Nothing contained in this Agreement will be construed to create a partnership, agency or similar relationship between Purchaser or any Purchasing Subsidiary and Seller or any Assigning Subsidiary.

          (b) From time to time after the Closing, upon reasonable notice from Purchaser to Seller, Seller will afford to the officers, accountants or other authorized representatives of Purchaser and the Purchasing Subsidiaries reasonable access during normal business hours to the books, records and personnel of Seller and the Assigning Subsidiaries relating to the Deferred Operations Services provided to Purchaser pursuant to Section 2.4 and the Transition Services provided to Purchaser pursuant to Section 8.2. Purchaser will be permitted to make such extracts from or to make such copies of such books and records as it may reasonably request. Notwithstanding anything to the contrary contained herein, neither Seller nor any Assigning Subsidiary will be obligated under this Section 8.4(b) to take any action that would unreasonably disrupt the normal course of its business, violate the terms of any applicable Law or any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information.

          (c) In performing its obligations under Sections 2.4, 8.2 and 8.3, neither Seller nor any Assigning Subsidiary will have any liability or obligation (including any liability or obligation arising out of its own negligence) for damages, losses or expenses suffered by Purchaser as a result of the performance or non-performance of Seller's obligations thereunder, unless such damages, losses or expenses are caused by or arise out of the willful misconduct or gross negligence of Seller or Seller's failure to use commercially reasonable efforts to perform such obligations. In no event will Seller or any Assigning Subsidiary have any liability to Purchaser for indirect, incidental or consequential damages that Purchaser or any third party may incur or experience on account of the performance or non-performance of Seller's obligations thereunder. Seller or, if applicable, the Assigning Subsidiaries, shall perform their obligations under Sections 2.4, 8.2 and 8.3, with the same degree of care and diligence customarily exercised by them in respect of their own businesses, operations and affairs.

          (d) To the extent that any Purchased Assets or Dedicated Employees were used or involved in the performance of any Deferred Operations Services or any Transition Services prior to the Closing on behalf of Seller or the Assigning Subsidiaries, Purchaser shall, upon Seller's request, make such Purchased Assets and/or Dedicated Employees available to Seller and the Assigning Subsidiaries, without charge, for the sole purpose of facilitating the provision by Seller of the Deferred Operations Services and Transitional Services to Purchaser and the Purchasing Subsidiaries.

          (e) In the event of a dispute as to any amount payable after the Closing pursuant to Sections 2.4, 6.8, 6.9, 8.2 or 8.3, the party obligated to pay any such amount shall promptly pay all undisputed amounts, but shall notify the other party of any such dispute. Each party will provide the other sufficient records and information to resolve any such dispute and, without limiting the rights and remedies of the parties hereunder, will negotiate in good faith a resolution thereto.

    8.5.  Payments, Correspondence and Communications.  Subject to the
          -------------------------------------------
provision of Sections 6.8 and 6.9, from and after the Closing, (a) Seller will (and will cause the Assigning Subsidiaries to) use commercially reasonable efforts to cause all payments, correspondence and other communications received by it in respect of or relating to the Business or the Purchased Assets to be delivered or directed to Purchaser (or the applicable Purchasing Subsidiary) promptly and (b) Purchaser will use commercially reasonable efforts to cause all payments, correspondence and other communications received by it in respect of or relating to any other business conducted by Seller or any of its affiliates or the Excluded Assets to be delivered or directed to Seller (or the applicable Assigning Subsidiary) promptly. In the event that any amount to be delivered pursuant to this Section 8.5 is not so delivered within 15 days from the last day of the month in which such payment was received, such amount shall bear interest thereafter at a rate of five percent (5%) per annum.


                       IX.  SURVIVAL AND INDEMNIFICATION
                            ----------------------------

    9.1.  Survival of Representations, Warranties and Covenants.  The several
          -----------------------------------------------------
representations and warranties of the parties contained in this Agreement will survive the Closing and will remain operative and in full force and effect until the date that is 18 months after the Closing Date, except that (i) the representations and warranties contained in Sections 5.1.1, 5.1.2, 5.2.1 and 5.2.2, will survive the Closing and will remain operative and in full force and effect until the date that is 36 months after the Closing Date and (ii) the representations and warranties contained in Section 5.1.6 will survive the Closing and will remain operative and in full force and effect without any time limitation. The covenants of the parties contained in this Agreement will remain operative and in full force and effect without any time limitation, except to the extent that any such covenant is limited in duration by the express terms thereof. Any right of indemnification pursuant to this Article IX with respect to a claimed breach of a representation or warranty will expire at 11:59 p.m. (Dallas, Texas time) on the last day of the survival period applicable thereto unless, on or prior to such time on such day, a Claim Notice (as hereinafter defined) shall have been given to the party from whom indemnification is sought. Provided that a Claim Notice is timely so given, the right to indemnification pursuant to this Article IX with respect to a claimed breach of a representation or warranty described in such Claim Notice as contemplated in the following sentence will not be affected by the expiration of the survival period applicable thereto. For purposes of this Agreement, a "Claim Notice" means a written notice asserting a breach of a representation or warranty contained in this Agreement which sets forth in reasonable detail a description of such breach, together with copies of all available documentation with respect thereto.

    9.2.  Indemnification by Purchaser.  (a) From and after the Closing,
          ----------------------------
Purchaser will indemnify, defend and hold Seller, its affiliates, and their respective directors, officers, representatives, employees and agents (collectively, the "Indemnified Seller Parties") harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including interest, penalties, reasonable attorneys' fees and investigation costs) (collectively, "Liabilities") resulting or arising from, relating to or incurred in connection with: (i) any failure of Purchaser or any of its affiliates (including the Purchasing Subsidiaries) to pay, perform and discharge any of the Assumed Liabilities, (ii) any breach of any representation or warranty of Purchaser contained herein, (iii) any breach of any covenant of Purchaser contained herein, which covenant requires or contemplates performance by Purchaser after the Closing, or (iv) the ownership or use of the Purchased Assets or the conduct of the Business after the Closing (including pursuant to the arrangements set forth in Sections 2.4 and 8.2(c)).

          (b) Notwithstanding any other provision of this Section 9.2, no Indemnified Seller Party will be entitled to assert a claim for indemnification against Purchaser under Section 9.2(a)(ii) in respect of any breach of any representation or warranty of Purchaser, unless and until the aggregate amount of all claims that the Indemnified Seller Parties could otherwise assert under
Section 9.2(a)(ii) in respect of breaches of such representations and warranties exceeds $100,000 (and then only to the extent of such excess). Notwithstanding any other provision of this Section 9.2, no Indemnified Seller Party will be entitled to indemnification payments under this Section 9.2 to the extent such aggregate indemnification payments by Purchaser would exceed the sum of the Closing Payment Amount and the Deferred Payment Amount.

    9.3.  Indemnification by Seller.  (a) From and after the Closing, Seller
          -------------------------
will indemnify, defend and hold Purchaser, its affiliates, and their respective directors, officers, representatives, employees and agents (collectively, the "Indemnified Purchaser Parties") harmless from and against any and all Liabilities resulting or arising from, relating to or incurred in connection with: (i) any failure of Seller or any of its affiliates (including the Assigning Subsidiaries) to pay, perform and discharge any of its liabilities or obligations that constitute Retained Liabilities, (ii) any breach of any representation or warranty of Seller contained herein, or (iii) any breach of any covenant of Seller contained herein or any covenant of Seller or any SSW Distributor contained in the provisions of the Distributor Agreement referred to in Section 1.2(a) hereof, which covenant, in any such case, requires or contemplates performance by Seller or any SSW Distributor after the Closing.

          (b) Notwithstanding any other provision of this Section 9.3, no Indemnified Purchaser Party will be entitled to assert a claim for indemnification against Seller under Section

9.3(a)(ii) in respect of any breach of any representation or warranty of Seller, unless and until the aggregate amount of all claims that the Indemnified Purchaser Parties could otherwise assert under Section 9.3(a)(ii) in respect of breaches of such representations and warranties exceeds $100,000 (and then only to the extent of such excess). Notwithstanding any other provision of this
Section 9.3, no Indemnified Purchaser Party will be entitled to indemnification payments under this Section 9.3 to the extent such aggregate indemnification payments by Seller would exceed the sum of the Closing Payment Amount and the Deferred Payment Amount.

    9.4.  Notice of Claim; Right to Participate in and Defend Third Party
          ---------------------------------------------------------------
Claim. (a) If any indemnified party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and the indemnified party intends to seek indemnity hereunder, then the indemnified party will promptly provide the indemnifying party with prompt written notice of the Third Party Claim, but in any event not later than 30 calendar days after receipt of such notice of Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim will not relieve the indemnifying party of any indemnification responsibility under this Article IX, except to the extent, if any, that such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

          (b) The indemnifying party will have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the indemnified party) if the indemnifying party delivers written notice to the indemnified party within 10 calendar days following the indemnifying party's receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this
Article IX; provided, however, that the indemnifying party will not enter into any settlement of any Third Party Claim that would impose or create any obligation or any financial or other liability on the part of the indemnified party if such liability or obligation (i) requires more than the payment of a liquidated sum (provided that the indemnifying party has the financial resources to pay such amount) or (ii) is not covered by the indemnification provided to the indemnified party hereunder. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will timely provide the indemnified party with such information with respect to such defense, compromise or settlement as the indemnified party may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the indemnified party. The indemnified party will be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel.

          (c) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with subsection (b) of this Section 9.4, the indemnified party will have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, unless (i) the terms of such settlement or compromise release the indemnifying party from any and all liability with respect to the Third Party Claim or (ii) the indemnifying party will not have acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Article IX. The indemnifying party will be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

          (d) Any indemnifiable claim hereunder that is not a Third Party Claim will be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 45 calendar days after its receipt, it will have no further right to contest the validity of such claim.

    9.5.  Exclusive Remedy.  To the fullest extent permitted by Law, the sole
          ----------------
and exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties after the Closing with respect to any claim or cause of action relating to or arising from breaches of the representations, warranties or covenants contained in this Agreement shall be limited to the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties under, and shall be subject to the terms and conditions of, this Article IX. Notwithstanding anything to the contrary contained herein, the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any claim or cause of action relating to or arising from any breach of representations and warranties set forth in Section 5.1.5 shall be limited to the rights of Purchaser and the Purchasing Subsidiaries under, and shall be subject to the terms and conditions of, Sections 6.8 and 6.9.


                         X.  MISCELLANEOUS PROVISIONS
                             ------------------------

    10.1.  Notices.  All notices and other communications required or permitted
           -------
hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person, when dispatched by telegram or electronic facsimile transmission (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

          (a)  If to Seller, to:

               Sterling Software International, Inc.
               c/o Sterling Software, Inc.
               300 Crescent Court, Suite 1200
               Dallas, Texas 75201-7853
               Attention:  Don J. McDermett, Jr.
               Facsimile No. 214-981-1265

          (b)  If to Purchaser to:

               Sterling Commerce B.V.
               c/o Sterling Commerce, Inc.
               4600 Lakehurst Court
               Dublin, Ohio 43016-2000
               Attention:  Albert K. Hoover
               Facsimile No. 614-718-1510

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

    10.2.  Expenses.  Except to the extent otherwise expressly provided herein,
           --------
each of Seller and Purchaser will pay its own expenses incurred incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

    10.3.  Successors and Assigns.  This Agreement will inure to the benefit of
           ----------------------
and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor either of the parties' rights or obligations hereunder will be assignable or delegatable to any other person without the prior written consent of the other party hereto, except that Purchaser may assign its rights and delegate its obligations hereunder, in whole or in part, to any one or more affiliates or wholly owned subsidiaries of Purchaser (but no such assignment or delegation will relieve Purchaser of any of its obligations hereunder). Any subsidiary or affiliate of Purchaser referred to in the preceding sentence is referred to herein as a "Purchasing Subsidiary." Any purported assignment or delegation in violation of this Section 10.3 will be null and void and of no force and effect.

    10.4.  Waiver.  Either Purchaser or Seller by written notice to the other
           ------
may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

    10.5.  Entire Agreement.  This Agreement (including the Schedules and
           ----------------
Exhibits hereto and the provisions of the Distributor Agreement that are to survive the Closing pursuant to the terms of Section 1.2 hereof) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party hereto or any of their respective affiliates (or by any director, officer or representative thereof) relating to the matters contemplated hereby. This Agreement (including the Schedules and Exhibits hereto and the provisions of the Distributor Agreement that are to survive the Closing pursuant to the terms of Section 1.2 hereof) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their affiliates except as expressly set forth herein.

    10.6.  Amendments, Supplements, Etc.  This Agreement may be amended or
           -----------------------------
supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

    10.7.  Rights of the Parties.  Except as provided in Article IX or in
           ---------------------
Section 10.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

    10.8.  Further Assurances.  Subject to the terms and conditions herein
           ------------------
provided, each of the parties hereto will use commercially reasonable efforts, both before and after the Closing, to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable Law to consummate and make effective the transactions contemplated hereby.

    10.9.  Applicable Law; Venue.  This Agreement and the legal relations among
           ---------------------
the parties hereto will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof. Purchaser, on behalf of itself and each Purchasing Subsidiary, and Seller, on behalf of itself and each Assigning Subsidiary, hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement, any of the obligations hereunder, or any of the transactions contemplated hereby, to any court of general jurisdiction of the State of Texas located in Dallas County, and waives any and all objections to such jurisdiction that it may have under the laws of the State of Texas or any other jurisdiction, except to the extent that this Agreement or any other document formalizing the transactions contemplated hereby specifically provides that a particular dispute is to be referred to a court in another jurisdiction or to resolution by arbitration or experts.

    10.10.  Titles and Headings.  Titles and headings to Sections herein are
            -------------------
inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    10.11.  Deemed Time of Closing.  The Closing, once it shall have occurred,
            ----------------------
will be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m. (Dallas, Texas time) on the Closing Date.

    10.12.  Certain Interpretive Matters and Definitions.  Unless the context
            --------------------------------------------
otherwise requires, (i) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice
                                                                        ----
versa, (vi) the terms "subsidiary" and "affiliate" have the meanings given to
-----
those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended (provided that neither Sterling Software, Inc. nor any of its subsidiaries will be deemed to be an affiliate of Sterling Commerce, Inc. or any of its subsidiaries and neither Sterling Commerce, Inc. nor any of its subsidiaries will be deemed to be an affiliate of Sterling Software, Inc. or any of its subsidiaries), (vii) the phrase "liabilities and obligations" means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under contract, law, equity, or otherwise, (viii) the word "including" and similar terms following any statement will not be construed to limit the statement to the matters listed after such word or term, whether or not a phrase of nonlimitation such as "without limitation" is used, (ix) the words "herein," "hereby," "hereto," and "hereunder" refer to this Agreement in its entirety rather than to a particular portion of this Agreement, (x) the phrase "to the knowledge of Seller" and any other phrases of similar import refers to the actual knowledge of any of Geno Tolari, Gillian Parrillo, Jim Johnson, John Middleditch, Charles Corbett, Don McDermett, Peter Rasp, Jay Greenwald, Pauline Architas, Derek Masters, Kiyo Ishigaki, Ross Balard and Ruth Connolly, together with any Divisional Vice President for Finance and Administration of any Division within Sterling Software, Inc.'s International Group or Asia Pacific Group and any Country Manager within any such Division not otherwise included in the foregoing, as of the time at which the representation or assertion containing such phrase shall have been made or deemed to have been made, (xi) when used in respect of actions to be taken or not to be taken by Seller prior to the Closing, the term "Dedicated Employee" means a person who may become a Dedicated Employee, (xii) the term "Taxes" means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, additional amounts with respect thereto and reasonable costs and expenses incurred in connection therewith (including interest, penalties, reasonable attorneys' fees, reasonable accounting fees and reasonable investigation costs), (xiii) the term "Tax Return" means any return, declaration, report or information return or statement relating to Taxes, including any amendments thereto, (xiv) any Contract that, as of the Closing, shall have expired by its terms but that is then being treated by the parties thereto as though it remains in effect shall, for all purposes of this Agreement, be deemed to be in effect as of the Closing, and (xv) each representation or warranty of Seller relating to SSW Brazil or the portion of the Business conducted thereby shall be deemed to be limited in all respects to the knowledge of Seller, and each covenant of Seller to cause SSW Brazil to take or refrain from taking any specified action shall be deemed to be limited in all respects to the use by Seller of commercially reasonable efforts to that end. All references to "U.S." and "United States" are references to the United States of America, and all references to "$" or dollar amounts are references to lawful currency of the United States of America.

    10.13.  Execution in Counterparts.  This Agreement may be executed in two
            -------------------------
or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                            STERLING SOFTWARE INTERNATIONAL, INC.



                            By:  /s/ DON J. McDERMETT, JR.
                               -------------------------------------------------
                            Name:    Don J. McDermett, Jr.
                                 -----------------------------------------------
                            Title:   Secretary
                                  ----------------------------------------------



                            STERLING COMMERCE B.V.



                            By:  /s/ ALBERT K. HOOVER
                               -------------------------------------------------
                            Name:    Albert K. Hoover
                                 -----------------------------------------------
                            Title:   Managing Director
                                  ----------------------------------------------